Exhibit 10.2

EXECUTION VERSION

SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

dated April 13, 2012

among

BGC PARTNERS, INC.,

as Buyer,

and

GRUBB & ELLIS COMPANY

and

THE SUBSIDIARIES OF GRUBB & ELLIS COMPANY THAT ARE SIGNATORIES

HERETO,

as Sellers

i

4.6	Updated Lists and Disclosure Schedule	22
4.7	Access to Information	22
4.8	Notice	22
4.9	Notifications	22
4.10	Competitive Bid Procedures	22
4.11	Termination Fee and Expense Reimbursement	22
4.12	Director and Officer Liability Indemnification	23

ARTICLE V CONDITIONS TO CLOSING		24
5.1	Condition to Obligations of Each Party	24
5.2	Conditions to Obligations of Buyer	24
5.3	Conditions to Obligations of Sellers	25

ARTICLE VI POST-CLOSING COVENANTS		26
6.1	Proprietary Information.	26
6.2	[Intentionally Omitted]	27
6.3	Tax Matters	27
6.4	Sharing of Data	28
6.5	Cooperation in Legal Proceedings	28
6.6	Collection of Acquired Receivables	29
6.7	COBRA Continuation Coverage	29
6.8	Employee Liability Claims	30
6.9	Employee Withholding	31
6.10	Intellectual Property Matters	31
6.11	Causes of Action	31

ARTICLE VII TERMINATION		32
7.1	Termination of Agreement	32
7.2	Effect of Termination	33

ARTICLE VIII DEFINITIONS		34

ARTICLE IX MISCELLANEOUS		46
9.1	Publicity and Disclosures	46
9.2	No Third Party Beneficiaries	47
9.3	Entire Agreement	47
9.4	Succession and Assignment	47
9.5	Counterparts and Facsimile Signature	47
9.6	Headings	47
9.7	Notices	48
9.8	Governing Law	48
9.9	Amendments and Waivers	48
9.10	Severability	48
9.11	Expenses	49
9.12	Submission to Jurisdiction	49
9.13	Survival of Representations	49
9.14	Construction	50

ii

Schedules

Schedule 1.1(a) - Acquired Assets

Part A – Assigned Contracts

Part B – Other Acquired Property

Schedule 1.1(b) - Excluded Assets

Schedule 1.5 -      Identified Contracts

Schedule 4.5(c) - Actions With Respect to Employees

Schedule 5.2(k) - Closing Consents and Approvals

Schedule 8 -         Permitted Liens

iii

SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Second Amended and Restated Asset Purchase Agreement (this “Agreement”) is entered into as of March 27, 2012 by and among BGC Partners, Inc., a Delaware corporation (“Buyer”), on the one hand, and Grubb & Ellis Company, a Delaware corporation (“Seller Parent”), and the undersigned direct and indirect subsidiaries of Seller Parent (the “Other Sellers” and collectively with Seller Parent, “Sellers”). Capitalized terms used in this Agreement shall have the meanings ascribed to them in ARTICLE VIII.

WHEREAS, the Buyer and Sellers are parties to that certain Asset Purchase Agreement, dated as of March 2, 2012 (the “Original APA”), which was amended and restated by that certain Amended and Restated Asset Purchase Agreement, dated as of March 7, 2012 (the “Amended and Restated APA”);

WHEREAS, the Buyer and Sellers desire to amend and restate the Amended and Restated APA in its entirety as set forth in this Agreement;

WHEREAS, upon and subject to the terms and conditions of this Agreement, Sellers desire to sell, transfer, convey and assign to Buyer and Buyer desires to purchase from Sellers, the Acquired Assets, and Buyer desires to assume from Sellers the Assumed Liabilities;

WHEREAS, on February 20, 2012 (the “Filing Date”), Seller Parent and the Other Sellers have filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Jointly Administered Case No. 12-10685) (the “Chapter 11 Case”); and

WHEREAS, the Parties contemplate that the Acquired Assets will be sold, transferred, conveyed and assigned to Buyer pursuant to 11 U.S.C. §§ 363 and 365 as set forth in this Agreement and in accordance with the Approval Order entered in the Chapter 11 Case.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

ARTICLE I

ASSET PURCHASE

1.1 Purchase and Sale of Assets.

(a) Upon and subject to the terms and conditions of this Agreement, each Seller agrees to sell, transfer, convey, assign and deliver, and hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer agrees to purchase, and hereby purchases at the Closing, for the consideration specified in Section 1.3, all of Sellers’ right, title and interest in, to and under the Acquired Assets existing as of the Closing regardless of whether any of such Acquired Assets existed before, on or after the commencement of the Chapter 11 Case.

(b) Notwithstanding Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.

1.2 Assumption of Liabilities.

(a) Upon and subject to the terms and conditions of this Agreement, Buyer shall assume and become responsible for, from and after the Closing, only the Assumed Liabilities. The assumption of the Assumed Liabilities by Buyer shall not enlarge any rights of third parties under Contracts or arrangements with Buyer or Sellers and nothing herein shall prevent any party from contesting in good faith with any third party any Assumed Liability.

(b) Notwithstanding Section 1.2(a) or any other provision of this Agreement to the contrary, Buyer shall not assume or otherwise become responsible or liable for, and Sellers shall remain liable for, any and all Retained Liabilities. The Retained Liabilities shall include all claims and alleged claims in the Chapter 11 Case; provided, however, that nothing herein shall grant or create any rights in favor of the holders of Retained Liabilities or create any priority to right of payment. It is expressly understood and agreed that the Parties intend that none of Buyer nor any Affiliate of Buyer, individually or collectively, shall be considered to be a successor to Sellers or to any Seller by reason of any theory of law or equity and that none of Buyer nor any Affiliate of Buyer, individually or collectively, shall have any liability of any Seller or any of its Subsidiaries except for the Assumed Liabilities.

1.3 Purchase Price. The aggregate consideration (the “Purchase Price”) for the Acquired Assets shall be (a) a credit bid of $30,029,055.70, constituting all amounts outstanding, as of February 20, 2012, under that certain Credit Agreement, dated as of April 15, 2011, among Grubb & Ellis Management Services, Inc., as borrower, Seller Parent, as parent guarantor, and BGC Note Acquisition Co., L.P., as successor to the lenders party thereto (the “Prepetition Credit Agreement”) and any additional amounts accruing under the Prepetition Credit Agreement prior to closing (collectively, the “Prepetition Secured Obligations”); (b) a credit bid of all amounts outstanding under that certain Senior Secured Super Priority Debtor in Possession Credit Agreement, dated as of February 24, 2012, among Seller Parent, Grubb & Ellis Management Services, Inc., the other borrowers named therein, the guarantors named therein and BGC Note Acquisition Co., L.P. as the lender (as amended from time to time, the “DIP Credit Agreement”) as of the Closing; (c) the amount of any Cure Costs paid by the Buyer, (d) the assumption by Buyer at the Closing of the Assumed Liabilities, (e) a cash amount determined as follows: (i) $16,000,000 in cash so long as the Approval Order in form and substance satisfactory to Buyer is entered by the Bankruptcy Court on or before March 27, 2012, and (ii) $14,000,000 in cash if the Approval Order in form and substance satisfactory to Buyer is not entered by the Bankruptcy Court on or before March 27, 2012, (the “Closing Cash Purchase Price”), provided that the Closing Cash Purchase Price shall not be reduced as set forth in clause (e)(ii), if and solely to the extent that the delay in the entry of the Approval Order is the result of actions of Buyer intended by Buyer to cause such delay, and (f) the amount payable to Sellers pursuant to Section 6.11 (the “Deferred Cash Purchase Price”). The Purchase Price shall be satisfied as set forth in Section 1.4(b)(viii).

1.4 Closing.

(a) The Closing shall take place at the offices of Goodwin Procter LLP at 620 Eighth Avenue, New York, New York 10018 commencing at 9:00 a.m. local time on the second Business Day after the satisfaction or waiver of all the conditions set forth in ARTICLE V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date and time as may be mutually agreeable to the Parties (the “Closing Date”).

(b) At the Closing:

(i) all Acquired Assets shall be sold, transferred, conveyed, assigned and delivered, as applicable, to Buyer;

(ii) each Seller shall execute and deliver to Buyer a bill of sale, upon reasonable and customary terms mutually agreed upon by Buyer and Seller Parent, and such other instruments of conveyance as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of and good title to, or valid rights to use, the Acquired Assets being transferred at the Closing;

(iii) Buyer and each Seller shall execute and deliver to each other an instrument of assignment and assumption, upon reasonable and customary terms mutually agreed upon by Buyer and Seller Parent, with respect to all Assigned Contracts and Assumed Liabilities being assumed at the Closing;

(iv) each Seller shall execute and deliver to Buyer intellectual property assignments, upon reasonable and customary terms mutually agreed upon by Buyer and Seller Parent in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of and good title to, or valid rights to use, the Seller Intellectual Property Assets;

(v) Sellers shall deliver or cause to be delivered a copy of the Approval Order;

(vi) each Seller, on behalf of itself and its Subsidiaries, shall execute and deliver to Buyer an irrevocable release, in form and substance satisfactory to Buyer, pursuant to which each of such Seller and its Subsidiaries releases from their respective employment, confidentiality, non-compete, non-solicitation and similar obligations (but not any payment or repayment obligations which constitute Acquired Assets) each New Buyer Employee (collectively, the “Released Employees”), and any such release shall be enforceable by such Seller and its Subsidiaries, and by Buyer and by the applicable Released Employee. Notwithstanding anything set forth herein to the contrary, the releases described in this Section 1.4(b)(vi) shall not include releases of covenants not to disclose confidential information of Sellers or any of their clients to any Person other than Buyer or any Affiliate of Buyer;

(vii) Sellers shall transfer to Buyer all the books, records, files and other data (or copies thereof) within the possession or control of a Seller relating to the Acquired Assets, and Sellers shall be permitted to retain a copy of any such materials that are transferred to Buyer to the extent they relate to Excluded Assets;

(viii) Buyer shall satisfy the Purchase Price by (i) delivering to Sellers payoff letters with respect to the full amounts outstanding under the Prepetition Credit Agreement and the DIP Credit Agreement reasonably satisfactory to Buyer and Seller Parent, (ii) the payment of all Cure Costs to the applicable counterparty to an Assigned Contract, as approved by the Bankruptcy Court, pursuant to Section 1.5 and (iii) the payment of the Closing Cash Purchase Price by wire transfer of the immediately available funds, to an account designated by the Sellers;

(ix) Sellers shall deliver to Buyer certifications that Sellers are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code; and

(x) Buyer and Sellers shall provide such other customary closing deliverables as are reasonably necessary and requested by Buyer or Sellers, as applicable.

1.5 Assumption and Assignment of Contracts; Cure Costs; Designation of Acquired Assets.

(a) The Approval Order shall provide for the assumption by Sellers, and the assignment to the extent legally capable of being assigned by Sellers to Buyer, of the Assigned Contracts on the terms and conditions set forth in the remainder of this Section 1.5, and shall provide for the Designation Deadline as defined herein. Schedule 1.5 sets forth all of the following Contracts to which Seller or any Subsidiary of Seller is a party as of the date hereof: (i) all Customer Contracts; (ii) all Contracts other than Customer Contracts pursuant to which any amounts are or may be payable to any Seller or any Subsidiary of any Seller; (iii) all Leases; (iv) all Licenses In; (v) all Licenses Out; (vi) all Contracts with suppliers and vendors; (vii) all Contracts for the leases of personal property; (viii) all insurance policies of any Seller (other than Employee Benefit Plans); (ix) all Contracts with broker affiliates of any Seller; and (x) any collective bargaining, Union or similar agreements (including any applicable side letters or memoranda of understanding) (collectively, the “Identified Contracts”), and any Identified Contract that requires consent pursuant to Section 365(c)(1) of the Bankruptcy Code (a “Conditional Contract”) shall be so designated in Schedule 1.5. From and after the date of the Original APA, as promptly as practicable, but in any case prior to the Designation Deadline, the Sellers shall update Schedule 1.5 with respect to any Identified Contract identified or entered into after the date hereof in accordance with the terms of this Agreement. After the date of the Original APA, and after the receipt of any update to Schedule 1.5, Buyer shall inform Sellers which, if any, contracts set forth on Schedule 1.5 or any update thereto Buyer may be interested in assuming (the “Potential Assigned Contracts”). Within two (2) Business Days, or as soon as practicable thereafter, after the Buyer identifies to Sellers any Potential Assigned Contracts, Sellers shall deliver to Buyer (i) unredacted, complete and accurate copies of each such Potential Assigned Contract, together with all amendments and material correspondence related thereto and (ii) the amount of any Cure Costs that may be payable with respect to any such Potential Assigned Contract. The Potential Assigned Contracts with respect to which all of the deliveries required by the immediately preceding sentence have been made, shall be the “Delivered Potential Assigned Contracts”.

(b) Buyer shall, two (2) Business Days prior to the date set forth in the Procedures Order or otherwise established by the Bankruptcy Court as the bid deadline for an auction on the sale of the Sellers’ assets in accordance with the Procedures Order (the “Initial Contract Notice Date”), identify such Potential Assigned Contracts that Buyer has decided will be “Assigned Contracts” to be assumed and assigned to Buyer on the Closing by providing a list thereof to Sellers (the “Closing Assigned Contract List”). Up to one (1) Business Day prior to the Designation Deadline, Buyer may, in its sole discretion, add any Potential Assigned Contract that was not on the Closing Assigned Contract List (each, a “Subsequent Contract”) as an “Assigned Contract” to be assumed and assigned to Buyer, and the applicable Seller shall move in the Bankruptcy Court to assign any such Subsequent Contract to Buyer as soon as practicable after a Subsequent Contract has been added as an “Assigned Contract”, and shall assume and assign to, and Buyer shall accept the assignment of and assume such Subsequent Contract which shall be deemed to be an Assigned Contract. Any Contract that is not designated an Assigned Contract pursuant to this Section 1.5(b) on or prior to (i) the Initial Contract Notice Date, with respect to facility management Contracts and property management Contracts (in each case identified as such on Schedule 1.5) that become Delivered Potential Assigned Contracts no later than a date that is two weeks prior to the Initial Contract Notice Date, and (ii) one (1) Business Day prior to the Designation Deadline, with respect to all other Potential Assigned Contracts, shall constitute an “Excluded Contract”, unless earlier designated by Buyer as an Excluded Contract; provided, however, that any Lease of real property that is not designated an Assigned Contract prior to the Designation Deadline shall not become an Excluded Contract until the expiration of the Lease Designation Deadline. If requested by the Buyer prior to the Designation Deadline, the Sellers shall file a motion with the Bankruptcy Court to extend the Designation Deadline. Sellers hereby appoint Buyer as agent-in-fact for the sole purpose of allowing Buyer to continue to operate under any Potential Assigned Contract that does not become either an Assigned Contract or an Excluded Contract on the Closing Date and until such time as Buyer either designates such Potential Assigned Contract as an Assumed Contract, or designates that it does not want to have such Contract assumed and assigned to it or its designee; provided, however, during the period from the Closing to the date any rejection notice periods required by applicable law or the Bankruptcy Court expire after the earlier of (X) the Designation Deadline and (Y) the date such Contract is designated an Excluded Contract, Buyer shall be responsible for all obligations arising from or in connection with such Contract and Buyer and Sellers shall cooperate in good faith to work out a mechanism by which Buyer shall pre-fund any such obligations to the Sellers at Closing and Sellers shall refund any unused pre-funded amounts to Buyer promptly after the rejection of any Excluded Contract (the “Pre-Funding Arrangement”). Sellers shall give rejection notices to counterparties to any Contract that becomes an Excluded Contract pursuant to this Section 1.5 no later than one (1) Business Day after any Contract is designated by Buyer or otherwise becomes an Excluded Contract under this Section 1.5.

(c) Sellers shall not terminate, amend, supplement, modify, waive any rights under, or create any Security Interest with respect to any Potential Assigned Contract that has not become an “Excluded Contract” in accordance with Section 1.5(b), or take any affirmative action not required by the terms thereof, without the prior written consent of Buyer (not to be unreasonably withheld or delayed). Notwithstanding anything herein to the contrary, no Seller shall assume any Contract unless such Contract is designated as an Assumed Contract under this Section 1.5.

(d) Within three (3) Business Days of Buyer’s delivery of any notice of designation of an Identified Contract as a Potential Assigned Contract pursuant to Section 1.5(a) Sellers shall give notice to the other parties to such Potential Assigned Contract (i) that such Contract may be assumed and assigned or rejected in the Chapter 11 Case, (ii) if assumed and assigned, the Cure Costs with respect thereto, and (iii) that such parties must file any objection to such assumption and assignment or such Cure Costs by the deadline approved by the Bankruptcy Court or else waive and be estopped from any objection to such assumption and assignment or such Cure Costs.

(e) As part of the Approval Motion (or as necessary in one or more separate motions), Sellers shall request that, by virtue of any Seller providing fourteen (14) days prior notice consistent with Section 1.5(d), the Bankruptcy Court deem any non-debtor party to such Contract that does not file an objection with the Bankruptcy Court during such notice period to have given any required consent to the assumption of the Contract by the relevant Seller and assignment to Buyer.

(f) In connection with the assumption and assignment to Buyer of any Assigned Contract that is executory pursuant to this Section 1.5, the Cure Costs, as determined by the Bankruptcy Court, if any (such amounts, the “Cure Costs”), necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Assigned Contracts, shall be paid by Buyer at Closing or as soon as practicable thereafter; provided that any applicable Cure Costs with regard to Assigned Contracts listed in the Closing Assigned Contract List shall be paid by Buyer at the Closing. Notwithstanding anything herein to the contrary, Buyer shall not be liable for any Cure Costs to the extent such Cure Costs have not been disclosed to Buyer prior to Buyer’s written notice designating the Contracts to which such Cure Costs relate as an Assigned Contract, except to the extent that Buyer has waived such notice.

(g) For Assigned Contracts subject to Cure Costs, Sellers shall use their Reasonable Best Efforts to cure all defaults that may exist under any such Assigned Contracts and that may be cured by performance of the applicable employees.

(h) Sellers shall use their Reasonable Best Efforts to obtain an order of the Bankruptcy Court to assign the Assigned Contracts to Buyer on the terms set forth in this Section 1.5. In the event Sellers are unable to assign any such Assigned Contract to Buyer pursuant to an order of the Bankruptcy Court, then the Parties shall use their Reasonable Best Efforts until the Designation Deadline to obtain, and to cooperate in obtaining, all consents from Governmental Entities and third parties necessary to assume and assign such Assigned Contracts to Buyer (the “Necessary Consents”).

(i) To the extent that any consent that is required to assign to Buyer any Assigned Contract is not obtained by the Closing, each Seller shall, in the event and to the extent requested by Buyer, with respect to each such Assigned Contract, from and after the Closing and until the earliest to occur of (x) the date on which such applicable consent is obtained (which consents the Parties shall use their Reasonable Best Efforts, and cooperate with each other, to obtain promptly), and (y) the date on which such Contract is rejected following the written request of Buyer, use Reasonable Best Efforts during the term of such Assigned Contract to (i)

provide to Buyer the benefits under such Assigned Contract, (ii) cooperate in any reasonable and lawful arrangement (including holding such Contract in trust for Buyer pending receipt of the required consent) designed to provide such benefits to Buyer and (iii) use its Reasonable Best Efforts to enforce for the account of Buyer any rights of such Seller under such Assigned Contract (including the right to elect to terminate such Assigned Contract in accordance with the terms thereof upon the written direction of Buyer). Buyer shall reasonably cooperate with Sellers in order to enable Sellers to provide to Buyer the benefits contemplated by this Section 1.5(i).

(j) Identified Contracts that become Assigned Contracts shall be set forth on Schedule 1.1(a) - Part A. Identified Contracts that are Excluded Contracts shall be set forth on Schedule 1.1(b). Schedule 1.1(a) - Part A shall be updated in accordance with the terms of this Section 1.5.

(k) Buyer may, from time to time prior to the Closing Date, without effect on the Purchase Price, by written notice to Seller Parent move assets from Schedule 1.1(a) - Part B to Schedule 1.1(b), and otherwise to add assets to Schedule 1.1(b), and the Schedules shall be updated accordingly.

(l) Lease Designation.

(i) On or prior to the Lease Designation Deadline and pursuant to the terms of this Section 1.5(l), Buyer shall, in its sole discretion, designate each Lease an Assumed Contract or an Excluded Contract.

(ii) If Buyer designates a Lease as an Assumed Contract after the Closing, Buyer shall provide the Sellers written notice of such designation (“Lease Designation Notice”). Within ten (10) business days of receiving a Lease Designation Notice, Sellers shall take all requisite actions (including actions required under Section 363 or Section 365 of the Bankruptcy Code, as applicable) to assume and/or assign such Lease to Buyer or the designee identified by Buyer in such Lease Designation Notice.

(iii) Sellers hereby appoint Buyer as agent-in-fact for the sole purpose of allowing Buyer to continue to operate under the Leases until such time as Buyer either designates such Lease as an Assumed Contract, or designates that it does not want to have such Lease assumed and assigned to it or its designee; provided, however, during the period from the Closing to the earlier of (X) the Lease Designation Deadline and (Y) the date such Lease is designated an Excluded Contract, Buyer shall be responsible for all obligations arising from or in connection with such Lease(s), including the prorated amount of rent in respect of the period from the date on which the Lease is so designated through the end of the applicable month.

(iv) Prior to the Lease Designation Deadline, Sellers shall not reject, amend or modify any Lease that has not been designated by Purchaser an Excluded Contract.

(v) Prior to May 25, 2012, Sellers shall file a motion with the Bankruptcy Court to extend the deadline to assume the Leases to the latest date permissible under Section 365(d)(4) of the Bankruptcy Code.

(m) Transfer of Certain Contracts. Buyer and Sellers shall cooperate to transition any Contract that becomes an Assigned Contract hereunder, including, without limitation, with respect to transferring any bank accounts held by Sellers as agent for the owners under the property management Contracts and facility management Contracts (in each case as identified as such on Schedule 1.5).

1.6 Absolute Sale. Subject to the Approval Order, Sellers’ sale, transfer, conveyance, assignment and delivery of the Acquired Assets to Buyer shall be free and clear of all liens, claims, encumbrances and other interests, including Security Interests, of any kind or character, except for the Assumed Liabilities, and at the Closing, Buyer will become the true and lawful owner of, and will receive good title to, or (in the case of Acquired Assets that are licensed to Buyer) valid rights to use, the Acquired Assets, free and clear of all liens, claims, encumbrances and other interests, including Security Interests, of any kind or character other than as created by Buyer.

1.7 Further Assurances. At any time and from time to time upon or after the Closing, at the request of Buyer and without further consideration, but without any further expenses incurred by Sellers, including but not limited to the need to retain any employees the Sellers would not otherwise be retaining, Sellers shall execute and deliver or cause their applicable Subsidiaries to execute and deliver such other instruments of sale, transfer, conveyance and assignment, provide such customary transition services, and take such actions as Buyer may reasonably request to effectively transfer, convey and assign to Buyer on the terms set forth in this Agreement, and to confirm Buyer’s rights to, title in and ownership of, the Acquired Assets pursuant to this Agreement, and to place Buyer in actual possession and operating control of the Acquired Assets, including requesting third parties to consent to transfer or assignment or to execute releases.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Buyer that, except as set forth in the Disclosure Schedule as it may have been updated in accordance with Section 4.6(b), the statements contained in this ARTICLE II are true and correct as of the date of the Original APA and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). Sellers jointly and severally represent and warrant to Buyer that, with respect to additional assets, interests or rights that are initially designated as Acquired Assets after the date of the Original APA consistent with Section 1.5, except as set forth in the Disclosure Schedule as it may have been updated solely with respect to such additional assets, interests or rights consistent with Section 1.5, the statements contained in this ARTICLE II are true and correct as of the time such additional assets, interests and rights are so initially designated and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this ARTICLE II only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of this ARTICLE II, the phrase “to the knowledge of Sellers” or any phrase of similar import shall be deemed to refer to the knowledge of the executive officers of each Seller.

2.1 Organization. Each Seller is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as currently conducted. Each Seller is duly authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Acquired Assets or the conduct of its business requires such qualification, except for failures to be so authorized or be in such good standing, as would not, individually or in the aggregate, have a Material Adverse Effect.

2.2 Authorization of Transaction. Subject to the Approval Order, (a) each Seller has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder; (b) the execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it will be a party and the performance by each Seller of this Agreement and the Ancillary Agreements to which it will be a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary organizational action on the part of each Seller; (c) this Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, assuming the due authorization, execution and delivery by Buyer, enforceable against each Seller in accordance with its terms; and (d) each of the Ancillary Agreements, upon its execution and delivery by each Seller that will be a party thereto and assuming the due authorization, execution and delivery by Buyer, will constitute a valid and binding obligation of the applicable Seller, enforceable against such Seller in accordance with its terms.

2.3 Noncontravention. Subject to the Procedures Order and the Approval Order, and except as set forth in Section 2.3 of the Disclosure Schedule, neither the execution and delivery by any Seller of this Agreement or any of the Ancillary Agreements to which such Seller will be a party nor the consummation by any Seller of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the charter, by-laws or governing documents of any Seller, (b) require on the part of any Seller or any of its Subsidiaries any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Assigned Contract, (d) result in the imposition of any Security Interest upon any of the Acquired Assets or (e) violate any order, writ, injunction, judgment, decree or Law applicable to any Seller or any of its Subsidiaries or any of their properties or assets.

2.4 Tax Matters.

(a) Except as set forth on Section 2.4 of the Disclosure Schedule, each Seller has properly filed on a timely basis (taking into account any valid extensions) all material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete. Each Seller has paid on a timely basis all material Taxes that were due and payable the non-payment of which would result in a lien. All material Taxes that each Seller was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely remitted to the appropriate Governmental Entity.

(b) No examination or audit of any Tax Return of any Seller by any Governmental Entity is currently in progress or, to the knowledge of Sellers, threatened or contemplated the resolution of which would reasonably be expected to result in a material Tax liability. No Seller has been informed in writing by a Governmental Entity in a jurisdiction where such Seller does not file a Tax Return that such Seller is or may be subject to taxation in such jurisdiction.

(c) No Seller is a “foreign person” (as that term is defined in Section 1445 of the Code).

2.5 Ownership and Condition of Assets. Sellers are the true and lawful owners of, and have good title to, or have valid right to use, all of the Acquired Assets, free and clear of all Security Interests other than Permitted Liens. At Closing, Sellers will convey (or cause to be conveyed) to Buyer good and valid title to all the Acquired Assets free and clear of all Security Interests (other than the Assumed Liabilities) in accordance with the Approval Order.

2.6 Intellectual Property.

(a) Section 2.6(a) of the Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by the Sellers or used or held for use by the Sellers in the Business (“Seller Patents”), (ii) registered and material unregistered Marks owned by the Sellers or used or held for use by the Sellers in the Business (“Seller Marks”) and (iii) registered and material unregistered Copyrights owned by the Sellers or used or held for use by the Sellers in the Business (“Seller Copyrights”), (iv) licenses, sublicenses or other agreements under which any Seller is granted rights by others in Seller Intellectual Property Assets (“Licenses In”) (other than commercial off the shelf software which is made available for a total cost of less than $2,000), and (v) licenses, sublicenses or other agreements under which any Seller has granted rights to others in Seller Intellectual Property Assets (“Licenses Out”). In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (iv) or (v), Section 2.6(a) of the Disclosure Schedule also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive.

(b) Except as set forth in Section 2.6(b) of the Disclosure Schedule,

(i) The Seller Intellectual Property Assets assigned to Buyer hereunder constitutes all of the Intellectual Property Assets necessary for the conduct of the Ordinary Course of Business. Sellers exclusively own or possess exclusive, adequate and enforceable rights to use, without payment to a third party, all of the Seller Marks assigned to Buyer hereunder;

(ii) to the knowledge of the Sellers, all Seller Marks owned by or exclusively licensed to the Sellers that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or the U.S. Copyright Office are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the knowledge of the Sellers, all Seller Marks owned by or exclusively licensed to the Sellers are valid and enforceable;

(iii) there are no pending, or, to the knowledge of the Sellers, threatened claims against the Sellers alleging that any activity by the Sellers or any Product of Sellers infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Seller Intellectual Property Assets is invalid or unenforceable; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the Sellers’ rights to use any Intellectual Property Assets, (B) restrict the Business, in order to accommodate a third party’s Intellectual Property Assets, or (C) permit third parties to use any Seller Intellectual Property Assets;

(iv) to the Sellers’ knowledge, neither any activity of the Sellers nor any Product of Sellers infringes on or violates (or in the past infringed on or violated) any Third Party Right;

(v) to the knowledge of the Sellers, no third party is violating or infringing (or in the past violated or infringed) any of the Seller Intellectual Property Assets; and

(vi) except as described on Section 2.6(b) of the Disclosure Schedule, there is no restriction under Privacy Requirements that would limit the use of Personal Data by Buyer.

2.7 Contracts.

(a) Schedule 1.5 sets forth or as of the Closing Date will set forth a list of all of the Contracts described in Section 1.5(a)(i) – (x).

(b) Sellers have provided or made available to Buyer, or shall provide or make available to Buyer within two (2) Business Days after receiving a written request for such from Buyer, a complete and accurate copy of each Assigned Contract. Each Assigned Contract is a legal, valid, binding and enforceable agreement of the Seller party thereto and to the knowledge of Sellers is in full force and effect. Subject to Section 2.7(b) of the Disclosure Schedule and except for breaches or defaults that would be fully cured by the Cure Costs, no Seller nor, to the knowledge of Sellers, any other party, is in breach or violation of, or default under, any such Assigned Contract, and no event has occurred, is pending or, to the knowledge of Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by such Seller or, to the knowledge of Sellers, any other

Person under such Assigned Contract. Subject to the Approval Order, each such Assigned Contract is assignable by the applicable Seller to Buyer without the consent or approval of any Person, except for those Assigned Contracts that are also Conditional Contracts and identified as such on Schedule 1.5, and will continue to be a legal, valid, binding and enforceable agreement of the Seller party thereto and to the knowledge of Sellers in full force and effect immediately following the Closing, in accordance with the terms thereof as in effect immediately prior to the Closing.

2.8 Permits. Section 2.8 of the Disclosure Schedule sets forth a complete and accurate list of all material Permits held by any Seller. To Sellers’ knowledge, each such Permit that is included in Acquired Assets is in full force and effect; the applicable Seller is in compliance in all material respects with the terms of each such Permit; and, to the knowledge of Sellers, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Subject to the Approval Order, each such Permit that is included in Acquired Assets is assignable by the applicable Seller to Buyer without the consent or approval of any party and, to Sellers’ knowledge, will continue to be in full force and effect immediately following the Closing as in effect immediately prior to the Closing.

2.9 Employees.

(a) The Sellers have separately provided to Buyer a complete and accurate list of all of the Business Employees who are, or in the past six (6) months have been, employed or engaged (whether as employees or Contingent Workers) by any Seller or any Subsidiary of a Seller in connection with its business, showing for each such Business Employee: his/her name; the entity by which he/she is employed; his/her position and title; whether classified as exempt or non-exempt for wage and hour purposes; whether classified as an employee or independent contractor; date of hire; city and state of primary employment and regional office to which assigned; annual base salary; whether paid on a salary, hourly or commission basis and the actual rates of compensation (including applicable commission rates and any applicable draws or advances), bonus eligibility or potential; severance eligibility or potential; current accrued balance of (and liabilities of Sellers, and/or their Subsidiaries for) vacation, sick pay and other paid time off and rate of accrual; whether represented by a Union (and if so, which one); status (i.e., active or inactive and, if inactive, the type of leave and estimated duration and return date). To the extent the Sellers, or any of its or their Subsidiaries have engaged or employed independent contractors, or other consultants, temporary employees, leased employees or other servants or agents engaged by or used with respect to its business and classified as other than employees or compensated other than through wages paid through payroll and reported on a form W-2 (“Contingent Workers”), the Sellers and their Subsidiaries have properly classified and treated them in accordance with all applicable Laws and for purposes of all employee benefit plans and perquisites. As of the date of the Original APA, to the knowledge of Sellers, no Business Employee or group of Business Employees has provided any Seller or Subsidiary of any Seller with written notice of any plans to terminate employment with a Seller or any Subsidiary (other than for the purpose of accepting employment or engagement with Buyer).

(b) There is no labor strike, picketing, labor dispute, slowdown, stoppage or any similar concerted interference with normal operations or lockout pending or, to the knowledge of Sellers, threatened against the business of, or any property or facility managed by, Sellers or any Subsidiary. Except as set forth on Section 2.9(b) of the Disclosure Schedule, none of the Sellers or any Subsidiary of a Seller has any duty to bargain with any union or labor organization or other person or entity purporting to act as exclusive bargaining representative (“Union”) of any Business Employees with respect to wages, hours or other terms and conditions of employment of any Business Employee.

(c) Except as set forth on Section 2.9(c) of the Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Sellers, threatened or reasonably anticipated relating to any labor, labor practices, labor relations, labor organizing, retaliation, safety or discrimination matters involving any Business Employee, relating to his or her capacity as such, including charges, claims, complaints or grievances of unfair labor practices, retaliation or discrimination. Except as set forth on Section 2.9(c) of the Disclosure Schedule, there has been no Legal Proceeding pending, or to the knowledge of Sellers threatened in writing, during the twelve (12) months immediately preceding the date of the Original APA that involved any claim or allegation that any Business Employee, in his or her capacity as such, or any Seller or Subsidiary of a Seller, with respect to any Business Employee, violated any Law with respect to labor, labor relations, labor practices, labor organizing, retaliation, safety or discrimination or employment matters. No Seller or any Subsidiary of a Seller has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any other similar Law. To the extent required by applicable Law or agreement, the Sellers and each Subsidiary of a Seller has satisfied any and all labor bargaining obligations (including any and all effects bargaining) with, and all obligations to provide notice to, any applicable Union or labor organization in connection with the Chapter 11 Case or the transactions contemplated by this Agreement.

(d) The Sellers and their Subsidiaries are and heretofore have been in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, wages and hours, employment discrimination, retaliation, whistleblower protections, employee and worker classification (whether as employees or independent contractors, and whether as exempt or non-exempt for wage and hour purposes), workers’ compensation, unemployment insurance, employment and payroll taxes, withholdings and deductions, prevailing wages, affirmative action, plant closings and mass layoffs, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements. Except as set forth on Section 2.9(d) of the Disclosure Schedule, there are no, and in the past three (3) years there have been no, pending or, to the knowledge of Sellers, any threatened or reasonably anticipated claims, complaints, charges, grievances, controversies, government investigations, audits, suits or any other Legal Proceedings against Sellers or any Subsidiary of any Seller with respect to any labor or employment matters (including, without limitation such matters described in Section 2.9(c) or (d)), any employment policies, practices or arrangements, any workers compensation policy or any short or long-term disability policy in, by or before any Governmental Entity, under any private dispute resolution procedure, or internally. Except as set forth on Section 2.9(d) of the Disclosure Schedule, none of the employment policies or practices of any Seller or any Subsidiary of any Seller is currently being audited or investigated, or to the knowledge of the Sellers is subject to threatened or imminent audit or investigation, by any Governmental Entity. None of the Sellers or any Subsidiary of any Seller is subject to any order, decree, injunction or judgment by any Governmental Entity in respect of any labor or employment matters.

(e) Except as set forth on Section 2.9(e) of the Disclosure Schedule, none of the Sellers or any Subsidiary of any Seller is subject to any affirmative action obligations under any Law, including without limitation Executive Order 11246, or is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment including, without limitation, the Services Contracts Act or prevailing wage laws.

2.10 Employee Benefits.

(a) Sellers have made available to Buyer complete and accurate copies of all Employee Benefit Plans that have been reduced to writing.

(b) Except to the extent that it would not reasonably be expected to subject Buyer or any Affiliate of Buyer to any material liability,

(i) each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each Seller and its ERISA Affiliates have in all respects met their obligations with respect to each Employee Benefit Plan;

(ii) there are no Legal Proceedings (except routine claims for benefits payable in the normal operation of the Employee Benefit Plans) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan; and

(iii) except as set forth in Section 2.10(b) of the Disclosure Schedule, no Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or had or could have any obligation to, any (i) Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) plan described in Section 413 of the Code or (iii) Multiemployer Plan.

(c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the IRS to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the knowledge of Sellers and their ERISA Affiliates, revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter in any respect, and no act or omission has occurred, which amendment, act or omission would reasonably be expected to adversely affect its qualification.

2.11 [Intentionally Omitted].

2.12 Legal Compliance. Except as disclosed in Public Filings, each Seller and its Subsidiaries is presently conducting, and has at all times since January 1, 2009 conducted, its businesses in compliance in all material respects with applicable Law. Except as disclosed in Public Filings, no Seller has received any notice or communication from any Governmental Entity alleging material noncompliance by it with any applicable Law.

2.13 Real Property.

(a) No Seller owns any real property.

(b) The current and intended use of the Leased Real Property complies with all applicable Laws.

2.14 Insurance. Except as set forth on Section 2.14 of the Disclosure Schedule, Sellers have no material claims pending under any Insurance Policies.

2.15 Brokers’ Fees. Except as set forth on Section 2.15 of the Disclosure Schedule, no Seller has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated to pay.

2.16 No Other Representations. Notwithstanding anything set forth in this Agreement to the contrary, Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in this Agreement, any Ancillary Agreement and in the DIP Credit Agreement, Sellers make no representations or warranties whatsoever, whether express or implied, with respect to any matter relating to the Business or the Acquired Assets, including, without limitation, income to be derived therefrom or expenses to be incurred in connection with therewith, the validity or enforceability, or the existence of any defenses to the enforceability, of any Contracts or legal rights included within the Acquired Assets, the conformity of the Business or the Acquired Assets to any federal or state regulatory requirements applicable thereto, the physical condition of any tangible property that is included within the Acquired Assets or the subject of any Assigned Contract to be assumed by Buyer pursuant hereto, the zoning of any real property or improvements which are the subject of any real property leased to be assumed by Buyer, the value or transferability of the Acquired Assets or any portion thereof, or the terms, amount, validity, collectibility or enforceability of any Assumed Liabilities. Except for the representations and warranties set forth in this Agreement, any Ancillary Agreement and in the DIP Credit Agreement, Sellers hereby disclaim any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Acquired Assets. Accordingly subject to the representations and warranties set forth in this Agreement any Ancillary Agreement and in the DIP Credit Agreement, any Ancillary Agreement and the DIP Agreement, Buyer will accept the Acquired Assets at the Closing “AS IS, “WHERE IS,” and “WITH ALL FAULTS.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE III are true and correct as of the date of the Original APA and will be true and correct as of the Closing as though made as of the Closing.

3.1 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authorization of the Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, assuming the due authorization, execution and delivery by each Seller, enforceable against it in accordance with its terms. Each of the Ancillary Agreements, upon its execution and delivery by Buyer and assuming the due authorization, execution and delivery by each Seller that will be a party thereto, will constitute a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

3.3 Noncontravention. Neither the execution and delivery by Buyer of this Agreement or any of the Ancillary Agreements nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the certificate of incorporation of Buyer, (b) require on the part of Buyer any material notice to or filing with, or material permit, authorization, consent or approval of, any Governmental Entity, or (c) violate any material order, writ, injunction, judgment, decree or Law applicable to Buyer or any of its properties or assets.

3.4 Legal Proceedings. Except for the Chapter 11 Case and any motion, application, pleading or order filed in the Chapter 11 Case that relates to this Agreement or the Ancillary Agreements, the Procedures Order and/or the Approval Order, no Legal Proceeding is pending or, to the knowledge of the Buyer, threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would affect adversely the right of Buyer to own, operate or control any of the Acquired Assets.

3.5 Brokers’ Fees. Neither Buyer nor any of its Affiliates has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated to pay.

3.6 Good Faith Purchaser. Buyer is a “good faith” purchaser, as such term is used in the Bankruptcy Code and the court decisions thereunder. Buyer is entitled to the protections of Section 363(m) of the Bankruptcy Code with respect to all of the Acquired Assets. Buyer has negotiated and entered into this Agreement in good faith and without collusion or fraud of any kind.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that the deliverables to be provided by it at the Closing are delivered on a timely basis, including entering into and causing its Affiliates or Subsidiaries, as applicable, to enter into good faith negotiations to reach agreement on the terms of the Ancillary Agreements to be provided at the Closing, and to obtain all necessary consents and approvals with respect to such agreements, provided that the obligations of the Parties to consummate the transactions contemplated hereby are subject to the issuance by the Bankruptcy Court of the Approval Order. The provisions of this ARTICLE IV shall be subject to the terms of the Procedures Order.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement, to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement and to permit Buyer to own the Acquired Assets following the Closing.

(b) Sellers shall use their Reasonable Best Efforts to obtain all waivers, consents or approvals from third parties, and to give all such notices to third parties, as may be required for such Sellers to consummate the transactions contemplated by this Agreement, to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement, and to permit Buyer to own the Acquired Assets following the Closing, including those waivers, consents, approvals, and notices listed in Section 2.3 of the Disclosure Schedule. If a counterparty to an Assigned Contract indicates orally or in writing that there is a material breach, default or basis for a breach or default under such Assigned Contract, Sellers shall as soon as it is reasonably practicable inform Buyer, and Sellers shall, and shall cause their applicable Subsidiaries to, and Buyer shall cooperate with Sellers in accordance with Section 1.5(g), cure such breach or default and resolve such basis for a breach or default prior to the Closing to Buyer’s satisfaction. Sellers shall reasonably cooperate with Buyer in introducing Buyer or permitting Buyer to have access to the counterparties to the Assigned Contracts. Sellers shall keep Buyer reasonably informed, including providing copies of correspondence and other material information, on a timely basis, as to the status of Sellers’ efforts to cure such breach or default or resolve such basis for a breach or default. Each Party shall bear its own expenses of obtaining such third party consents, provided that Sellers shall not be required to make any consent payments to a third party from which consent is to be obtained.

(c) Subject to the terms and conditions set forth in this Agreement and applicable Law, Buyer and Sellers shall (A) promptly notify the other Party of any communication to that Party from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement, (B) if practicable, permit the other Party the opportunity to review in advance all the information relating to Sellers and their respective Subsidiaries or Buyer and its Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Agreement and the transactions contemplated by this Agreement and incorporate the other Party’s reasonable comments, (C) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement and the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend, and (D) furnish the other Party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, provided, however, that any materials or information provided pursuant to any provision of this Section 4.2(c) may be redacted before being provided to the other Party (i) to remove references concerning the valuation of Buyer, Sellers, or any of their Subsidiaries, (ii) to remove references concerning financing arrangements, (iii) as necessary to comply with contractual arrangements, and (iv) as necessary to address reasonable privilege or confidentiality issues. Sellers and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 4.2(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and any retained consultants or experts of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Sellers or Buyer, as the case may be). Each of Sellers and Buyer shall promptly notify the other Party if such Party becomes aware that any third party has any objection to the Agreement on antitrust or anti-competitive grounds.

4.3 Bankruptcy Covenants.

(a) The purchase and sale of the Acquired Assets shall be subject to the terms and conditions of the Procedures Order.

(b) If this Agreement and the sale of the Acquired Assets to Buyer on the terms and conditions hereof are determined to be the “highest and best offer” in accordance with the Procedures Order, Buyer and Sellers agree to use Reasonable Best Efforts to cause the Bankruptcy Court to enter an order of the Bankruptcy Court (i) authorizing and approving the transactions contemplated hereby, including, without limitation, (X) the sale of the Acquired Assets free and clear of all liens, claims and encumbrances pursuant to Section 363(f) of the Bankruptcy Code and (Y) the assumption and assignment to the Buyer pursuant to Section 365 of the Bankruptcy Code all of the Assigned Contracts, and (ii) finding that the Buyer is entitled to the protections afforded under Section 363(m) of the Bankruptcy Code and granting such protection to the fullest extent under Section 363(m) of the Bankruptcy Code, which order shall be in form and substance satisfactory to Sellers and Buyer (the “Approval Order”).

(c) In the event an appeal is taken or a stay pending appeal is requested (or a petition for certiorari or motion for rehearing or reargument is filed), with respect to the Procedures Order, the Approval Order or any other order of the Bankruptcy Court related to this Agreement, Sellers shall take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and Buyer agrees to cooperate in such efforts. Each Party shall use its Reasonable Best Efforts to obtain an expedited resolution for such appeal.

(d) From and after the date of the Original APA, except as may be provided in the Procedures Order, Sellers shall not, and shall ensure that none of their Subsidiaries, take any action or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. Each Seller covenants and agrees that the terms of any plan of reorganization or liquidation or proposed order of the Bankruptcy Court that may be filed, proposed or submitted or supported by a Seller after entry of the Approval Order or consummation of the transactions contemplated hereby shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement, the Procedures Order or the Approval Order or the rights of Buyer hereunder or thereunder.

(e) The Parties shall consult with each other regarding pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of, as applicable, the Procedures Order and the Approval Order. Each Party shall promptly provide the other Party and its counsel with copies of all notices, filings and orders of the Bankruptcy Court that such Party has in its possession (or receives) pertaining to the motion for approval of the Approval Order, or any other order related to any of the transactions contemplated by this Agreement, but only to the extent such papers are not publicly available on the docket of the Bankruptcy Court or otherwise made available to the other Party and its counsel.

4.4 Operation of Business. Except as contemplated by this Agreement and to the extent not inconsistent with the Bankruptcy Code, the Bankruptcy Rules, the operation and information requirements of the Office of United States Trustee (the “OIRR”), or any orders entered by the Bankruptcy Court in the Chapter 11 Case, during the period from the date of the Original APA through the Closing, each Seller shall conduct the operations of the businesses to which the Acquired Assets relate only in the Ordinary Course of Business in compliance in all material respects with applicable Laws, shall use its Reasonable Best Efforts to preserve and protect the Acquired Assets, shall pay all post-petition Taxes as they become due and payable, shall maintain insurance on the Acquired Assets (in amounts and types in the Ordinary Course of Business) and shall use Reasonable Best Efforts to preserve its relationships with Business Employees (including those to whom Buyer has made offers to become New Buyer Employees pursuant to Section 4.5) and customers. Sellers shall not take any actions inconsistent with this Section 4.4 without Buyer’s consent, not to be unreasonably delayed.

4.5 New Buyer Employees.

(a) Sellers’ Cooperation. During the period commencing on the date of the Original APA and continuing through the Closing Date, to the extent permitted by applicable Law, Sellers shall (and shall cause their Subsidiaries to) assist and cooperate with Buyer by permitting Buyer to review performance, compensation, and other similar data and job descriptions (if any) for any Business Employees at Buyer’s reasonable request. Sellers shall permit (and shall cause their Subsidiaries to permit) Buyer to contact and interview any and all Business Employees as Buyer may select or request (for those Business Employees who in the Ordinary Course of Business are located at Sellers’ or their Subsidiaries premises such interviews may, at Buyer’s option, take place at Sellers’ premises during normal business hours), and Sellers shall (and shall cause their Subsidiaries to) reasonably cooperate with Buyer in all such respects. Sellers and their Subsidiaries and Buyer shall cooperate to effect an orderly transition of any Business Employee offered employment or engagement by Buyer as a New Buyer Employee. Buyer shall provide to Sellers (and update from time to time at any time prior to the Closing Date) a list of those Business Employees to whom it has made or anticipates making an offer to become a New Buyer Employee. Nothing in this Agreement shall confer upon any Business Employee or New Buyer Employee any right to employment or engagement or continued employment or engagement for any period by Buyer or require Buyer to make an offer to any (or any particular) Business Employee or to employ or engage any New Buyer Employee on or for any particular or guaranteed duration or terms and conditions. No Business Employee or New Buyer Employee is, or shall have any rights as, a third party beneficiary under this Agreement.

(b) Waiver. Sellers hereby agree to waive (and to cause their Subsidiaries to waive) any condition or restriction that they may have the contractual right to impose on (i) Buyer’s (or any of its Affiliates’) making of offers of employment or engagement to or (ii) the hiring and employment by Buyer (or any of its Affiliates) of any Business Employee (other than any such covenants not to disclose confidential information of Sellers, their Subsidiaries or any of their clients to any Person other than Buyer or any Affiliate of Buyer).

(c) Buyer Employee Actions. From the date of the Original APA through the Closing Date, each Seller will not (and will cause their Subsidiaries not to), without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth on Schedule 4.5(c) as of the date of the Original APA:

(i) terminate the employment of any Business Employee other than for cause or to facilitate such Business Employee accepting an offer to become a New Buyer Employee and to commence such employment or engagement with Buyer (or applicable Affiliate of Buyer) by the offered start date;

(ii) reassign any Business Employee located in the United States to a non-U.S. facility of such Seller or Subsidiary;

(iii) encourage, facilitate or cooperate with any other Person other than Buyer to offer employment to such Business Employee;

(iv) except as required by applicable Law or written individual compensatory agreements or Employee Benefit Plans in effect as of the date of the Original APA, change, increase or amend the rate of remuneration (cash, equity or otherwise) or any other terms of employment or engagement of any such Business Employee or adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any Business Employee; provided, that this clause (iv) does not prevent Sellers from changing, on an individual basis, the rate of remuneration or other terms of employment of any Business Employee (a) in response to an offer from a competitor (other than Buyer), (b) to reflect a change in responsibility, (c) if required to retain the services of Business Employee or (d) in response to demands from a client under a Customer Contract that necessitate an increase in the level of, or change in, services from the Business Employee;

(v) except as required by applicable Law or written individual compensatory agreements or Employee Benefit Plans in effect as of the date of the Original APA, grant any severance or termination pay (whether payable in cash, stock or other equity instruments) to any Business Employee or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Business Employee on the date of the Original APA; provided, that this clause (v) does not prevent Sellers or their Subsidiaries from making payments under written individual agreements and Employee Benefit Plans in effect on the date of the Original APA; provided further, that this clause (v) does not prevent Sellers or their Subsidiaries from changing, on an individual basis, the rate of remuneration or other terms of employment or engagement of any Business Employee (a) in response to an offer from a competitor (other than Buyer), (b) to reflect a change in responsibility, (c) if required to retain the services of Business Employee or (d) in response to demands from a client under a Customer Contract that necessitate an increase in the level of, or change in, services from Business Employee; or

(vi) enter into or amend any individual compensatory agreement with any such Business Employee; provided, that this clause (vi) does not prevent Sellers or their Subsidiaries from changing, on an individual basis, the rate of remuneration or other terms of employment or engagement of any such Business Employee (a) in response to an offer from a competitor (other than Buyer), (b) to reflect a change in responsibility, (c) if required to retain the services of the Business Employee or (d) in response to demands from a client under a Customer Contract that necessitate an increase in the level of, or change in, services from the Business Employee.

(d) Termination of Employment with Sellers and Subsidiaries. To the extent not otherwise separated or terminated earlier, and notwithstanding anything to the contrary in Sections 4.4 or 4.5(c), each Seller shall terminate (and as applicable, shall cause its Subsidiaries to terminate) the employment or engagement with such Seller or Subsidiary of each of its remaining Business Employees effective immediately prior to the Closing.

(e) WARN Act. Sellers shall provide, and shall cause their Subsidiaries to provide, any required notice under the WARN Act and any similar applicable state or local Law and otherwise comply with any such Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or any similar state or local Law) or similar event affecting employees and occurring on or before the Closing Date or arising as a result of the transactions contemplated hereby, with regard to Business Employees; provided, that Sellers. Such notices shall include (in substance) that (i) such notice is being delivered to satisfy statutory and regulatory requirements, and (ii) the Business Employees’ employment with the applicable Seller or Subsidiary of Seller will end effective no later than immediately prior to the Closing of the transactions contemplated by this Agreement, but that some Business Employees may be offered employment with Buyer. Sellers’ and their Subsidiaries’ obligation to provide any such required notice under the WARN Act or similar state or local law shall not apply with respect to Buyer’s termination of the employment of any New Buyer Employee at any time after the Closing Date. Buyer shall only assume responsibility for any liabilities or obligations arising under the WARN Act or other similar state or local Law resulting from the actions (or inactions) of Buyer or any of its Affiliates after the Closing Date with respect to the New Buyer Employees.

4.6 Updated Lists and Disclosure Schedule.

(a) Sellers shall update Schedules 1.1(a), 1.1(b) and 1.5 in accordance with Section 1.5. The Disclosure Schedule as modified and approved by Buyer pursuant to this Section 4.6(a) shall become the Disclosure Schedule hereunder and given the effect set forth in ARTICLE II.

(b) At any time up to and including one (1) day prior to the service of the Cure Notice (as required and defined in the Procedures Order), Sellers shall have the right to update any section of the Disclosure Schedule to reflect any additional information, provided that only modifications to Disclosure Schedules as set forth in Section 4.6(a) shall have the effect of modifying the representations and warranties for purposes of the closing conditions.

4.7 Access to Information. Each Seller shall, and shall cause each of its Subsidiaries to, permit representatives of Buyer to have reasonable access (at all reasonable times, and in a manner so as not to interfere with normal business operations) to all premises, properties, financial, Tax and accounting records (including the work papers of the Sellers’ independent accountants), contracts, other records and documents, and personnel, including the Business Employees, of or pertaining to any of the Acquired Assets or Assumed Liabilities. Each Seller shall, and shall cause each of its Subsidiaries to, permit representatives of Buyer to have reasonable access (at normal business hours, and in such manner so as not to interfere with normal business operations) to the counterparties to the Customer Contracts and other Assigned Contracts and designated by Buyer in writing to Sellers for the purpose of conducting confirmatory due diligence.

4.8 Notice. Sellers shall promptly notify Buyer of any litigation, arbitration or administrative proceeding pending, or to Sellers’ knowledge, threatened against any Seller which challenges the transactions contemplated by this Agreement, and of any failure of any Seller to comply with or satisfy any covenant, conditions or agreements contained in this Agreement.

4.9 Notifications. If, after the date hereof, any Seller receives any written proposal or offer with respect to a potential or actual Alternative Transaction or an Alternative Proposal, Sellers shall promptly (but no later than two (2) days after receipt thereof) communicate to Buyer the material terms of any such proposal or offer and, if not prohibited by confidentiality obligations, the identity of the party making such proposal or offer.

4.10 Competitive Bid Procedures. Subject to Bankruptcy Court approval, Sellers agree that in order for any Alternative Proposal to be accepted by Sellers and submitted for approval by the Bankruptcy Court, such Alternative Proposal must be a “Qualified Bid” as defined in the Procedures Order.

4.11 Termination Fee and Expense Reimbursement.

(a) In the event that the Bankruptcy Court enters a final order approving an Alternate Transaction, then Sellers shall pay to Buyer, on the entry of such order, $330,000 plus 1.5% of the Closing Cash Purchase Price (the “Termination Fee”). The Termination Fee provided for by this Section 4.11(a) is intended to cover opportunity costs incurred by Buyer in pursuing and negotiating this Agreement and the transactions contemplated hereby, and is considered by the Parties to be reasonable for such purposes. The claims of Buyer to the Termination Fee shall constitute a first priority administrative expense against Sellers’ bankruptcy estates, jointly and severally, under Section 364(c) of the Bankruptcy Code.

(b) In addition to any Termination Fee that may be payable pursuant to Section 4.11(a), upon (i) any event in which the Termination Fee is payable pursuant to Section 4.11(a) or (ii) termination of this Agreement by Buyer pursuant to Section 7.1(b), Sellers shall reimburse up to $300,000 of the actual and documented out-of-pocket fees and expenses incurred by Buyer in the course of negotiating, drafting and approving the Original APA, this Agreement, the Disclosure Schedules and the Ancillary Agreements prior to the date this Agreement is terminated, if any, and its Affiliates, in connection with this Agreement and the transactions contemplated hereby, whether incurred before, on or after the Filing Date (the “Expense Reimbursement”). The claims of Buyer to the Expense Reimbursement shall constitute a first priority administrative expense against Sellers’ bankruptcy estates, jointly and severally, under Section 364(c) of the Bankruptcy Code.

4.12 Director and Officer Liability Indemnification.

(a) The Sellers and the Buyer agree that all rights to indemnification and all limitations on liability for acts or omissions occurring prior to the Closing existing in favor of any individual who, on or prior to the Closing, is or was a current or former officer, director or employee of any of Sellers (or, if deceased, such individual’s estates, heirs, personal representatives, successors and assigns) (collectively, the “D&O Indemnitees”), as provided in (i) the organizational documents of Sellers or (ii) any agreement providing for indemnification by Sellers in effect on the date of the Original APA to which Sellers are a party or by which they are bound, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by Sellers after the Closing to the fullest extent permitted by Delaware Law for a period of six (6) years from the Closing. Sellers shall take all actions required by, and otherwise comply with, the provisions of this Section 4.12. At the Closing, Sellers shall obtain “tail” insurance policies with a claims period of six years from the Closing with respect to directors’ and officers’ liability insurance covering those directors and officers of the Sellers who, immediately prior to the Closing, were covered by Sellers’ existing directors’ and officers’ liability insurance policies and in amount and scope, and with insurance carriers of a quality that are rated, as favorable to such directors and officers as such existing policies for claims arising from facts or events that occurred on or prior to the Closing (the “Tail Insurance Policies”) provided that the cost of such Tail Insurance Policies shall not exceed the Maximum Tail Policies Cost. Sellers shall use their Reasonable Best Efforts, in cooperation with the Buyer, to negotiate the best available price for the Tail Insurance Policies. At Buyer’s option, the Buyer shall either (i) fund the costs of the Tail Insurance Policies through the DIP Credit Agreement, or (ii) consent to allow the Sellers to fund such costs out of the Sellers’ cash, in either case not to exceed the Maximum Tail Policies Cost.

(b) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Sellers or any of its officers, directors or employees.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Condition to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement to be consummated at the Closing are subject to the satisfaction of the condition that the sale of the Acquired Assets by Sellers to Buyer and the assumption and assignment of the Assigned Contracts as contemplated by this Agreement shall have been approved by the Bankruptcy Court pursuant to the Approval Order in form and substance satisfactory to each Party, which as of the Closing Date shall be in full force and effect and shall not have been violated, vacated, withdrawn, overruled, resolved or stayed, modified, vacated, reversed, amended or revoked.

5.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction or waiver, to the extent permitted by Law, by Buyer of the following additional conditions:

(a) the representations and warranties of Sellers set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b) each Seller shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) except for the Chapter 11 Case and the Approval Motion, no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely in any material respect the right of Buyer to own, operate or control any of the Acquired Assets, and no such Law, judgment, order, decree, stipulation or injunction shall be in effect;

(d) Sellers shall have made the deliveries required in Section 1.4(b);

(e) no Legal Proceeding shall be pending or threatened pursuant to which a Person has challenged the effectiveness of the Approval Order or any provision thereof, and the Approval Order shall have been entered and the time period for any appeal thereof shall have expired;

(f) since the date of the Original APA, there shall not have been any dismissal of the Chapter 11 Case or conversion of the Chapter 11 Case to a case under Chapter 7 of Title 11 of the United States Code or the appointment of a trustee or examiner in the Chapter 11 Case;

(g) each Seller shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under the DIP Credit Agreement as of or prior to the Closing, and no default or event of default exists under the DIP Credit Agreement;

(h) since the Filing Date, there shall have been no Material Adverse Effect;

(i) all consents, approvals and actions of, filings with and notices to any Governmental Entity or regulatory authority necessary to permit Buyer and Sellers to perform their obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have occurred;

(j) Buyer and Sellers shall have entered into the Pre-Funding Arrangement in form and substance satisfactory to Buyer;

(k) all consents and approvals listed on Schedule 5.2(k) shall have been obtained;

(l) the Procedures Order has been entered by the Bankruptcy Court in form and substance satisfactory to Buyer; and

(m) the Stipulation and Settlement among the Sellers, the official committee of the unsecured creditors in the Chapter 11 Case and the Buyer, dated as of the date hereof, is in full force and effect.

5.3 Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction or waiver, to the extent permitted by Law, of the following additional conditions:

(a) the representations and warranties of Buyer set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of the Original APA and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b) Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) Buyer shall have either (i) funded the costs of the Tail Insurance Policies to be obtained by Sellers, or (ii) consented to allow the Sellers to fund the costs of the Tail Insurance Policies to be obtained by Sellers out of the Sellers’ cash, in either case in an amount not to exceed the Maximum Tail Policies Cost, provided that, for the avoidance of doubt, the conditions set forth in this Section 5.3(c) shall be deemed to be satisfied if Buyer has complied with the provisions of this Section 5.3(c) but Sellers have nonetheless failed to purchase the Tail Insurance Policies;

(d) Buyer and Sellers shall have entered into the Pre-Funding Arrangement in form and substance reasonably satisfactory to Sellers;

(e) Buyer shall have made the other deliveries required in Section 1.4(b); and

(f) except for the Chapter 11 Case and the Approval Motion, no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation.

ARTICLE VI

POST-CLOSING COVENANTS

6.1 Proprietary Information.

(a) From and after the Closing, no Seller shall disclose or make use of (except to pursue its rights under this Agreement or any of the Ancillary Agreements), and each Seller shall use its Reasonable Best Efforts to cause all of its Subsidiaries not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public which are included in the Acquired Assets (including any such information which constitutes financial information, technical information or data relating to products, services and names of customers) (all such knowledge, information or documents, “Confidential Information”), except to the extent that such Confidential Information is or shall have become public knowledge other than through improper disclosure by any Seller or any of its Subsidiaries. For a period of three (3) years after the Closing Date, each Seller shall use its Reasonable Best Efforts to enforce and shall cause its Subsidiaries to use their Reasonable Best Efforts to enforce, for the benefit of Buyer, all confidentiality, invention assignments and similar agreements between such Seller or Subsidiary and any other Person relating to the Acquired Assets that are not Assigned Contracts; provided, that such enforcement does not adversely affect Sellers’ rights in such agreements.

(b) Notwithstanding anything set forth to the contrary in this Section 6.1, Sellers may disclose a portion of the Confidential Information if the information is required by applicable law to be disclosed in response to a valid order of a court of competent jurisdiction or authorized government agency; provided, that Sellers must provide Buyer prompt written notice and obtain or allow for a reasonable effort by Buyer to seek an appropriate protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the applicable terms of this Section 6.1 (and if Buyer seeks such an order, the Sellers will provide such cooperation as Buyer shall reasonably requested). In the event that no such protective order or other remedy is obtained or Buyer does not waive compliance with the applicable terms of this Section 6.1 and Sellers are nonetheless legally compelled to disclose such Confidential Information, Sellers will furnish only that portion of the Confidential

Information which Sellers are advised by counsel is legally required and will give Buyer written notice of the Confidential Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

6.2 [Intentionally Omitted]

6.3 Tax Matters.

(a) All transfer Taxes, deed excise stamps and similar charges related to the sale of the Acquired Assets contemplated by this Agreement shall be paid by Sellers at the Closing. Buyer and Sellers shall cooperate in providing each other with any appropriate resale exemption and other similar documentation.

(b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period (as defined below) and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period (defined below), and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. For purposes of this section “Pre-Closing Tax Period” shall mean (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date. All Apportioned Obligations shall be timely paid and all applicable filings, reports and returns shall be filed as required by applicable Law.

(c) For U.S. Tax purposes, in the case of any service obligations that have been prepaid but are uncompleted as of the date such Assigned Contract is assigned and assumed by Buyer, “Assumed Liabilities” shall be limited to the cost incurred by Buyer to perform the uncompleted service obligations pursuant to such Assigned Contract.

(d) Buyer shall prepare an allocation of the Purchase Price (and all other allocable costs) among the assets of Sellers acquired by Buyer in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate). Buyer shall use reasonable efforts to deliver such allocation to Sellers no later than ninety-five (95) days after the Closing Date for Sellers’ review and comment, after which Buyer shall finalize the allocation, which shall be binding on the Parties. Buyer and Sellers (and their respective Affiliates and Subsidiaries) agree that this allocation shall represent the fair market values of each Seller’s assets and shall prepare and file Tax Returns (including, without limitation, IRS Form 8594) in a manner consistent with such allocation. None of Sellers, any of Sellers’ Subsidiaries, Buyer or any of its Affiliates shall take any Tax position (whether in Tax audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law. Further, any adjustments to Purchase

Price pursuant this Agreement shall also be allocated in accordance with the methodology set forth on such allocation schedule. For the avoidance of doubt, the Parties acknowledge that any of the Parties may be required to use a different methodology for financial reporting matters.

6.4 Sharing of Data.

(a) Sellers shall have the right, until the closing of the Chapter 11 Case, but in any case for a period of not more than seven (7) years following the Closing Date to have reasonable access to such books, records and accounts, including financial, Tax and accounting records, correspondence, production records, employment records and other records that are transferred to Buyer pursuant to the terms of this Agreement for the limited purposes of concluding Sellers’ involvement with respect to the Acquired Assets and Assumed Liabilities prior to the Closing and for complying with their obligations under applicable Law. Buyer shall have the right for a period of not more than seven (7) years following the Closing Date to have reasonable access to those books, records and accounts, including financial, Tax and accounting records (including the work papers of Sellers’ independent accountants), correspondence, production records, employment records and other records that are retained by Sellers pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by Buyer with respect to the Acquired Assets or Assumed Liabilities after the Closing and complying with its obligations under applicable Law. Neither Buyer, nor any Seller shall destroy, or otherwise cease to retain, any such books, records or accounts retained by it without first providing the other Parties with thirty (30) days prior written notice and the opportunity to obtain or copy such books, records, or accounts during such thirty (30)-day period at such other Party’s expense. Sellers shall, at their sole expense, undertake any and all measures required by applicable Law in connection with the delivery to Buyer of data pursuant to this paragraph, including measures relating to the use, disclosure and processing of personally identifiable information.

(b) Promptly upon request by Buyer made at any time following the Closing Date, each Seller shall authorize the release to Buyer of all files pertaining to the Acquired Assets or Assumed Liabilities held by any federal, state, county or local authorities, agencies or instrumentalities.

6.5 Cooperation in Legal Proceedings. From and after the Closing Date, each Party shall use Reasonable Best Efforts to cooperate with each other Party in the defense or prosecution of any Legal Proceeding already instituted or that may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Acquired Assets or Assumed Liabilities prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates or Subsidiaries, as applicable, arising out of the transactions contemplated by this Agreement); it being understood that the foregoing shall not require any Seller to retain or hire any employees. The Party requesting such cooperation shall pay the reasonable expenses incurred in providing such cooperation (including legal fees and disbursements and expenses for professional personnel of the Party or Parties providing such cooperation based upon such Party’s customary cost rates for internal projects) by the Party or Parties providing such cooperation and by each such Party’s officers, directors, employees and agents.

6.6 Collection of Acquired Receivables.

(a) Each Seller, to the extent that it directly or indirectly owned any Acquired Assets prior to the Closing, hereby irrevocably constitutes and appoints, effective as of the Closing, the Buyer and assigns of Buyer as true and lawful attorney of such Seller and its Subsidiaries with full power of substitution to collect for the account of Buyer any Acquired Asset, including to endorse and cash any checks or instruments payable or endorsed to such Seller or its order that are received by Buyer and that relate to the Acquired Receivables or Acquired WIP.

(b) All payments and reimbursements received by a Seller or any Subsidiary or Affiliate of such Seller in connection with or arising out of the Acquired Assets or Assumed Liabilities after the Closing, including monies, checks, and reimbursements with respect to Acquired Receivables or Acquired WIP as described in Section 6.6(d), shall be held by such Person in trust for the benefit of Buyer and shall not be or become property of such Person, of any Seller, or of its Subsidiary or of any of their respective bankruptcy estates, and, promptly upon receipt by such Person of such payments, reimbursements, monies or checks such Person shall forward such payments, reimbursements, monies or checks over to Buyer without right of setoff, recoupment, or any other deduction.

(c) Each Seller shall, and shall use its Reasonable Best Efforts to cause its Subsidiary to, refer all inquiries regarding the Acquired Assets or Assumed Liabilities to Buyer.

(d) Until such time as all Acquired Receivables and Acquired WIP are fully collected, realized and recognized by Buyer, each Seller shall provide to Buyer such reasonable assistance as Buyer may request with respect to the collection of any such Acquired Receivables or Acquired WIP; provided, that Buyer pays the reasonable out-of-pocket expenses of such Seller and its officers, directors and employees incurred in providing such assistance.

6.7 COBRA Continuation Coverage. Sellers agree to maintain group health coverage through the end of the month following the month in which the Closing Date occurs (the “COBRA Date”). If at any time on or after the COBRA Date, Seller and its ERISA Affiliates cease to provide any group health coverage, then immediately upon such cessation, Buyer shall assume the obligation to provide group health continuation coverage to persons who are M&A Qualified Beneficiaries (within the meaning of Treasury Regulation Section 54.4980B-9), regardless of whether such M&A Qualified Beneficiaries have been offered or accepted employment with Buyer, with respect to the assets being purchased by Buyer hereunder, commencing immediately as of the date coverage ceases to be provided under Sellers’ group health plan(s). Any such continuation coverage shall be provided in accordance with Treasury Regulation Section 54.4980B-9 and any applicable state insurance law (to the extent such state law continuation coverage would otherwise have continued under Sellers’ group health plan(s) had such plan(s) not been terminated) under any appropriate group health plan(s) maintained by Buyer or any of its Affiliates. Notwithstanding the foregoing, Buyer’s obligations to provide such continuation coverage shall not arise unless, not later than ten business days prior to ceasing its group health coverage, Sellers shall provide Buyer with written notice of the effective date of such cessation and, in usable electronic format, the identifying and claims experience data reasonably necessary to enable Buyer to identify, locate and enroll such M&A Qualified

Beneficiaries in Buyer’s appropriate group health plan(s) in order to fulfill its continuation coverage responsibilities under this Section 6.7. Nothing in this Section 6.7 shall restrict Seller from taking any action with respect to its U.S. group health plans, subject to the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and the obligations set forth in this Section 6.7.

6.8 Employee Liability Claims.

(a) As between Buyer, on the one hand, and Sellers and its Subsidiaries, on the other, Sellers and its Subsidiaries shall assume or retain, as the case may be, and be solely responsible for all of the following from and after the Closing (“Employee Excluded Liabilities”):

(i) All Employment Liabilities, including payments or entitlements that a Seller may owe or have promised to pay to any current or former Business Employees, including wages, commissions, other remuneration, holiday or vacation pay or other paid time off, bonus or incentive compensation of any kind, retention pay, severance pay (statutory, contractual or otherwise), change of control payments, post-employment medical or life insurance obligations, pension contributions, Taxes, and any other liability, payment or obligations related to current or former Business Employees, including any liability arising under the WARN Act or similar state or local law (other than any such liability under the WARN Act or any similar state or local Law arising from or relating to Buyer’s termination of the employment of any New Buyer Employee after the Closing Date), workers compensation or similar Law, if any, including any such liabilities arising out of or resulting in connection with the Closing and/or the consummation of the transactions contemplated by this Agreement, other than with respect to such liabilities (A) solely arising after the Closing with respect to New Buyer Employees’ post-Closing employment with Buyer and/or post-Closing termination of employment with Buyer, (B) incurred under the Buyer’s plans, programs, policies or arrangements and (C) that are Assumed PTO Liabilities;

(ii) all payments with respect to the current or former Business Employees that are due to be paid prior to or on the Closing Date or in respect of transactions or services performed by such current or former Business Employees on behalf of any Seller or any Subsidiary of any Seller prior to or on the Closing Date (including, without prejudice to the generality of the foregoing, pension contributions, insurance premiums and taxation) to any Person in connection with the employment or engagement of any of the current or former Business Employees; and

(iii) any non-forfeitable claims or expectancies of any current or former Business Employees from their prior employment or engagement with a Seller or any Subsidiary of any Seller which have been incurred or accrued on or prior to the Closing Date.

(b) All costs and disbursements incurred in connection with the termination at any time (whether by a Seller or any Subsidiary of a Seller, or by a Business Employee) of any employment or engagement of any current or former Business Employee with any Seller or any Subsidiary of any Seller whether or not becoming a New Buyer Employee, whether under any policy or agreement or any applicable Law (including any Business Employee who is offered but does not accept an offer of employment or engagement with Buyer) shall be borne by Sellers, other than the Assumed PTO Liabilities.

(c) Sellers shall, as soon as practicable after the date hereof, and no later than the date set forth in the Procedures Order or otherwise established by the Bankruptcy Court as the bid deadline for an auction on the sale of the Sellers’ assets in accordance with the Procedures Order, terminate any and all severance policies and plans of the Sellers and their Subsidiaries that are terminable by the Sellers and their Subsidiaries.

6.9 Employee Withholding. Seller shall prepare and furnish to each of the New Buyer Employees a Form W-2 or 1099, as the case may be, which shall reflect all wages and compensation paid to the New Buyer Employees for that portion of the calendar year in which the Closing Date occurs during which the New Buyer Employees were employed by Sellers and were employed in connection with the operation of the Acquired Assets. Sellers shall furnish to Buyer the Forms W-4 and W-5 of each New Buyer Employee. Buyer shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2 and 1099. It is the intent of the Parties hereunder that the obligations of Buyer and Sellers under this Section 6.9 shall be carried out in accordance with Section 4 of Revenue Procedure 2004-53.

6.10 Intellectual Property Matters. Sellers shall, and shall cause their respective Subsidiaries to, cease and discontinue promptly after the Closing any and all uses of any and all Seller Intellectual Property Assets, including the Seller Marks and any other Mark included in the Seller Intellectual Property Assets. As of and following the Closing, no Seller, nor any of its Subsidiaries, shall have any right, title or interest in, or any authority or license to use or allow others to use in any manner whatsoever, any Seller Intellectual Property Assets, and any such right, title, interest, authority, license or sublicense or other arrangement relating thereto (whether written or oral) existing prior to the Closing, shall automatically terminate simultaneously with and effective as of the Closing. Within ten (10) days following the Closing Date, the Sellers shall, and shall cause their respective Subsidiaries to, file before the relevant Governmental Entity the necessary documents so as to amend or terminate any registration or certificate of corporate name, entity name, assumed name, fictitious name, d/b/a filings, or other filings containing any such Seller Marks so as to cause such corporate names, Internet domain names and Marks of or used by Sellers or their respective Subsidiaries to change and eliminate any Seller Marks therefrom.

6.11 Causes of Action.

(a) After the Closing, Buyer shall have the right, but not the obligation, to prosecute the Causes of Action included in the Acquired Assets, it being understood that Buyer shall retain sole and absolute discretion over the investigation, prosecution, settlement, and control of the Causes of Action included in the Acquired Assets. Any net cash proceeds (after deducting costs of collection including attorneys’ fees and other expenses) from such Causes of Action received after the Closing by Buyer shall be allocated as follows (i) first, to Buyer until Buyer receives from the cash proceeds of such Causes of Action, an amount equal to (A) two times the amount by which the Closing Cash Purchase Price exceeds $6,000,000 plus (B) the amount of any Assumed PTO Liabilities paid by Buyer, and (ii) second, fifty percent (50%) to

Buyer and fifty percent (50%) to the Sellers, except that proceeds of Causes of Action against JMP Securities, Inc., any of its Affiliates, or any other current or former advisors to the Sellers allocated pursuant to this clause (ii) shall be allocated seventy five percent (75%) to Buyer and twenty five percent (25%) to the Sellers. Buyer shall pay to the Sellers any amounts allocated to the Sellers pursuant to the immediately preceding sentence promptly upon receipt of such cash amounts by Buyer.

(b) For the avoidance of doubt, Sellers shall not, and hereby agree not to, bring or prosecute any Causes of Action that constitute Acquired Assets, including without limitation any Causes of Action against any current or former employees, brokers and independent contractors of the Sellers and their Subsidiaries at the time any such person is employed or engaged by Buyer or any of its Affiliates or assignees. If, at the time any such employee, broker or independent contractor of the Sellers and their Subsidiaries becomes employed or engaged by Buyer or any of its Affiliates or assignees, there is an Avoidance Action pending against such person, such Avoidance Action shall, at the time of such hiring or engagement, immediately become an “Acquired Avoidance Action” and Sellers shall have no further right to prosecute such Acquired Avoidance Action.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after the entry of the Procedures Order and/or the Approval Order), as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to Sellers if the conditions set forth in Sections 5.3(a) and 5.3(b) are satisfied but Seller is in material breach of any representation, warranty or covenant contained in this Agreement that would cause any condition set forth in Section 5.2 not to be satisfied; provided, however, that in the case of a material breach of a representation, warranty or covenant contained herein by any Seller, such Seller shall have ten (10) Business Days after receipt of notice from Buyer of such breach in which to cure such breach;

(c) Sellers may terminate this Agreement by giving written notice to Buyer if the conditions set forth in Sections 5.2(a) and 5.2(b) are satisfied but Buyer is in material breach of any representation, warranty, or covenant contained in this Agreement that would cause any condition set forth in Section 5.3 not to be satisfied; provided, however, that in the case of a material breach of a representation, warranty or covenant contained herein by Buyer, Buyer shall have ten (10) Business Days after receipt of notice from Sellers of such breach in which to cure such breach;

(d) Buyer may terminate this Agreement by giving written notice to Sellers if the Closing shall not have occurred on or before May 15, 2012; provided, that as of the date of such termination by Buyer the conditions set forth in Sections 5.3(a) and 5.3(b) are satisfied;

(e) Buyer may terminate this Agreement by giving written notice to Sellers if (i) the Bankruptcy Court has not entered the Procedures Order on or before March 6, 2012 or (ii) the Procedures Order has been entered but is stayed, withdrawn, or rescinded as of such date;

(f) Buyer may terminate this Agreement by giving written notice to Sellers if (i) the Bankruptcy Court has not entered the Approval Order on or before April 4, 2012 or (ii) on or after April 4, 2012 if a Legal Proceeding shall be pending pursuant to which a Person has appealed the Approval Order, or the Approval Order shall have been withdrawn or rescinded;

(g) Buyer may terminate this Agreement by giving written notice to Sellers if an order has been entered dismissing the Chapter 11 Case, converting the Chapter 11 Case or appointing a trustee or examiner in the Chapter 11 Case;

(h) Sellers or Buyer may terminate this Agreement in the event that any Law or order becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(i) Sellers may terminate this Agreement at any time after the Bankruptcy Court approves an Alternate Transaction, or Buyer may terminate this Agreement upon the closing of an Alternate Transaction;

(j) Buyer may terminate this Agreement upon a dismissal of the Chapter 11 Case or conversion of the Chapter 11 Case to a case under Chapter 7 of Title 11 of the United States Code or the appointment of a trustee or examiner or other persons with expanded powers in the Chapter 11 Case;

(k) Buyer may terminate this Agreement in the event the Bankruptcy Court grants relief from the automatic stay to any party to permit foreclosure or the exercise of other remedies on any material assets of any Seller, other than any such relief from automatic stay granted to the lender under the DIP Credit Agreement or the Prepetition Credit Agreement;

(l) Buyer may terminate this Agreement in case the Sellers modify, alter or amend this Agreement without the consent of Buyer, or in case Sellers consent to any such modification, alteration or amendment; or

(m) Buyer may terminate this Agreement at any time that the Stipulation and Settlement among the Sellers, the official committee of the unsecured creditors in the Chapter 11 Case and the Buyer, dated as of the date hereof, is not in full force and effect.

7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability on the part of Buyer to any Seller or any Seller to Buyer, as the case may be, except for Sellers’ obligation, if any, to Buyer to pay the Termination Fee and Expense Reimbursement pursuant to Section 4.11; provided, however, that this Section 7.2 and ARTICLE IX shall survive any such termination.

ARTICLE VIII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Acquired Assets” shall mean all of Sellers’ and their Subsidiaries’ right, title and interest in and to all of Sellers’ and their Subsidiaries’ properties, assets and rights of every nature, kind and description, tangible and intangible, whether real, personal or mixed, including, without limitation:

(a) all cash and cash equivalents of any Seller and any Subsidiary of any Seller, any deposits of and all of any Sellers’ prepaid expenses as of the Closing Date;

(b) the Assigned Contracts;

(c) the Acquired Receivables;

(d) the Acquired WIP;

(e) the Business Opportunities, except as set forth on Schedule 1.1(b);

(f) the Seller Intellectual Property Assets, together with all income, royalties, damages and payments due or payable to any Seller at the Closing or thereafter relating to the Seller Intellectual Property Assets, the right to register, prosecute, maintain and defend the rights of any Seller in the Seller Intellectual Property Assets, the right to sue and recover damages for past or future infringements or misappropriations thereof and the right to fully and entirely stand in the place of a Seller or any of its Subsidiaries in all matters related thereto, except to the extent set forth on Schedule 1.1(b);

(g) all of Sellers’ and their Subsidiaries’ equipment, computers (including all copies of software installed on any such computers, servers or other electronic equipment, and any documentation and media constituting, describing or relating to such copies, including manuals, technical specifications and the like), furniture, supplies, fixtures and other tangible personal property of any Seller, except to the extent set forth on Schedule 1.1(b);

(h) all other property set forth on Schedule 1.1(a) - Part B;

(i) all Permits to the extent transferable, necessary for Buyer to perform its obligations under the Assigned Contracts after the date of the Original APA;

(j) all claims, prepayments, prepaid expenses, deposits, refunds and Causes of Action, including with respect to Taxes for all periods ended after the Closing Date, other than Avoidance Actions that are not Acquired Avoidance Actions;

(k) except to the extent constituting an Excluded Asset, all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists),

employment records, procedural manuals, Intellectual Property Asset records, sales and promotional materials, studies, reports and other printed or written materials in whatever format relating solely to any of the items set forth in this definition or any Assumed Liability, provided, that Sellers shall be permitted to retain a copy of any such materials to the extent they relate to Excluded Assets;

(l) all records supporting the provision of services or solutions to which any Customer Contract or Business Opportunity relates;

(m) all other assets and properties of any Seller or any Subsidiary of any Seller except as set forth on Schedule 1.1(b);

(n) the amount of, and all rights to any, insurance proceeds received by any of the Sellers or their Subsidiaries after the date of the Original APA in respect of (i) the loss, destruction or condemnation of any Acquired Assets occurring prior to, on or after the Closing or (ii) any Assumed Liabilities;

(o) the Acquired Avoidance Actions; and

(p) all goodwill relating to the items set forth in this definition.

The Acquired Assets shall not include the Excluded Assets.

“Acquired Avoidance Actions” shall mean any Avoidance Actions on account of or with respect to payments or transfers of property made by any Seller to any former and current employees, brokers and independent contractors of the Sellers and their Subsidiaries prior to the filing of the Chapter 11 Case at any time that such employees, brokers or independent contractors are employed or engaged by Buyer or any of its Affiliates or assignees.

“Acquired Receivables” shall mean all trade and other accounts receivable and notes and loans receivable that are or may become payable to a Seller or a Subsidiary of a Seller for products delivered or services provided pursuant to an Assigned Contract, a note or loan payable, or otherwise, including any rights to receive credit card proceeds and rights of any Seller or a Subsidiary of a Seller with respect to any collection procedures, together with (a) any security held by a Seller or a Subsidiary of a Seller for the payment thereof, as such exist as of the Closing or may arise thereafter, (b) any monies, checks or instruments received by or on behalf of a Seller or a Subsidiary of a Seller before or after the Closing in respect thereof, and (c) all records supporting the provision of services to which the receivable relates.

“Acquired WIP” shall mean all recoverable costs and accrued profits with respect to an Assigned Contract or otherwise based on time and materials incurred that have not been invoiced to the customer under such Assigned Contract or otherwise, as such exists as of the Closing or may arise thereafter, together with any monies, checks or instruments received by or on behalf of a Seller or a Subsidiary of a Seller after the Closing in respect thereof and all records supporting the provision of services to which the Acquired WIP relates.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Alternate Transaction” shall mean any asset sale, liquidation, stock sale, debt for equity swap, joint venture, financing, reorganization or recapitalization, funding of a plan of reorganization in the Chapter 11 Case, or any similar transaction which does not involve a sale or disposition of all or substantially all of the Acquired Assets to the Buyer.

“Alternative Proposal” shall mean any sale or other disposition of any of the Acquired Assets or any of the assets that may be Acquired Assets.

“Ancillary Agreements” shall mean the bill of sale and other instruments of conveyance referred to in Section 1.4(b)(ii), the instrument of assignment and assumption and other instruments referred to in Section 1.4(b)(iii), the intellectual property assignments referred to in Section 1.4(b)(iv) and the releases referred to in Section 1.4(b)(vi).

“Apportioned Obligations” shall have the meaning set forth in Section 6.3(b).

“Approval Motion” shall mean the motion filed by Sellers with the Bankruptcy Court pursuant to 11 U.S.C. §§ 105, 363, and 365, seeking approval of the Approval Order.

“Approval Order” shall have the meaning set forth in Section 4.3(b).

“Assigned Contracts” shall mean all Contracts that are designated as “Assigned Contracts” pursuant to Section 1.5.

“Assigned Customer Contracts” shall mean the Customer Contracts set forth on Schedule 1.1(a) - Part A, as amended by Buyer pursuant to Section 1.5.

“Assumed Liabilities” shall mean only (i) those obligations of Sellers under any Assigned Contract that accrue and are required to be performed from and after the Closing Date (except for any obligations and liabilities to the extent based on the actions of Sellers), (ii) Buyer’s share of the Apportioned Obligations as provided by Section 6.3(b) and (iii) the Assumed PTO Liabilities.

“Assumed PTO Liabilities” shall mean liabilities of Sellers arising from priority unsecured claims by former employees of Sellers for vacation pay under 11 U.S.C. § 507(a)(4)(A), but only if and only to the extent that the aggregate amount of such liabilities exceeds $3,000,000.

“Avoidance Actions” shall mean all causes of action of any of the Sellers under Sections 544 through 553 of the Bankruptcy Code with respect to payments or transfers of property made prior to the filing of the Chapter 11 Case.

“Bankruptcy Code” shall mean Title 11 of the United States Code.

“Bankruptcy Court” shall have the meaning set forth in the recitals to this Agreement.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure.

“Business” means the business of Sellers as conducted as of the date of the Original APA and at the time of Closing.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) any other day on which commercial banks in New York City are authorized or required by law to close.

“Business Employee” shall mean any employee or independent contractor of a Seller, any Subsidiary of a Seller who currently is, or over the course of the past six (6) months has been, providing services dedicated to Sellers’ business.

“Business Opportunity” shall mean any proposal, bid, quote, award, application, pre-qualification or similar action or transaction to bid for any Customer Contract that, if accepted, awarded or fulfilled, would constitute or lead to a Customer Contract.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Causes of Action” shall mean all claims, causes of action, choses in action, rights of recovery, repayment obligations, rights of setoff and rights of recoupment that any Seller or any Subsidiary has or may have against any Person, other than any of the foregoing with respect to Acquired Receivables, prepayments, prepaid expenses, deposits, refunds, or other amounts payable or owed currently or in the future to the Sellers or their Subsidiaries in, or arising from, the ordinary course of business, including without limitation under Contracts.

“Chapter 11 Case” shall have the meaning set forth in the recitals to this Agreement.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Assigned Contract List” shall have the meaning set forth in Section 1.5(b).

“Closing Cash Purchase Price” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.4(a).

“COBRA Date” shall have the meaning set forth in Section 6.7.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Conditional Contract” shall have the meaning set forth in Section 1.5(a).

“Confidential Information” shall have the meaning set forth in Section 6.1(a).

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of July 5, 2011, as amended on January 16, 2012, between Buyer and Seller Parent.

“Contingent Workers” shall have the meaning set forth in Section 2.9(a).

“Contract” shall mean any contract, agreement, subcontract, indenture, note, bond, mortgage, loan, instrument, lease, sublease, conditional sales contract, purchase order, sales order, deed, license, grant, understanding, commitment or other arrangement and any amendment or modification thereto, whether written or oral, to which any Seller is a party.

“Control” shall mean the power to direct the affairs of a Person by reason of ownership of voting stock (or other similar equity interest), by contract or otherwise.

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property Assets.”

“Cure Costs” shall have the meaning set forth in Section 1.5(f).

“Customer Contract” shall mean any Contract providing for the provision of real-estate brokerage services (whether sales or leasing), property management services, facility management services, appraisal services, consulting services or other similar services by a Seller of a type that has been, is being or would reasonably be expected to be provided by Seller Parent and its Subsidiaries, or any Business Opportunity.

“D&O Indemnitees” shall have the meaning set forth in Section 4.12.

“Deferred Cash Purchase Price” shall have the meaning set forth in Section 1.3.

“Delivered Potential Assigned Contracts” shall have the meaning set forth in Section 1.5(a).

“Designation Deadline” means a period of 60 days after the Closing, as the same may be extended with the approval of the Bankruptcy Court.

“DIP Credit Agreement” shall have the meaning set forth in Section 1.3.

“Disclosure Schedule” shall mean the disclosure schedule provided by Sellers to Buyer on the date of the Original APA and accepted in writing by Buyer, as the same may be supplemented by the Parties pursuant to Sections 1.5 and 4.6.

“Employee Benefit Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, in each case which is maintained, contributed to, or required to be contributed to, by Sellers or any Subsidiary of Sellers for the benefit of any Business Employee, or with respect to which Sellers or any Subsidiary of Sellers has or may have any liability or obligation.

“Employee Excluded Liabilities” shall have the meaning set forth in Section 6.8(a).

“Employment Liabilities” shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under Law, permit, action or proceeding before any

Governmental Entity, order or consent decree or any award of any arbitrator of any kind (i) relating to any Employee Benefit Plan or otherwise relating to a current or former Business Employee and his or her employment, at any time (whether before, on or after the Closing), with any Seller or any Subsidiary of any Seller or, in the case of any Employment Liabilities relating to any Employee Benefit Plan, any ERISA Affiliate, or (ii) relating to or arising in any way from any act, omission, conduct, transaction, condition, policy, practice, statement, or any other state of facts occurring at any time on or before the Closing or existing as of the Closing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity that is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included any Seller or Subsidiary of Seller.

“Excluded Assets” shall mean:

(a) all securities and equity interests owned by such Seller;

(b) all insurance policies, except to the extent constituting an Assigned Contract;

(c) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of such Seller as a corporation and comparable documents of such Seller as a limited liability company;

(d) any books and records that do not relate to the Acquired Assets or the Assumed Liabilities or that Seller is, in its good faith determination, required by Law to retain, including Tax Returns, financial statements and corporate or other entity filings, provided that Buyer shall have the right to make copies of any such books and records to the extent they related to Acquired Assets or Assumed Liabilities;

(e) all rights of such Seller relating to refunds, recovery or recoupment of Taxes for all periods ended on or prior to the Closing Date;

(f) all rights of such Seller under this Agreement or any of the Ancillary Agreements;

(g) all Employee Benefit Plans;

(h) all of Sellers’ bank accounts and lock-boxes, but not the contents therein;

(i) all Contracts that are not designated as Assigned Contracts pursuant to Section 1.5;

(j) all Contracts and other assets listed on Schedule 1.1(b), as amended by Buyer pursuant to Section 1.5; and

(k) all Avoidance Actions, other than Acquired Avoidance Actions.

“Excluded Contracts” means the Contracts that become “Excluded Contracts” pursuant to Section 1.5.

“Expense Reimbursement” shall have the meaning set forth in Section 4.11(b).

“FICA” shall mean the Federal Insurance Contributions Act.

“Filing Date” shall have the meaning set forth in the recitals to this Agreement.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any government or political subdivision or regulatory authority, whether foreign or domestic, federal, state, provincial, territorial, local or municipal, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any foreign or domestic, federal, state, provincial, territorial, local or municipal court, arbitral or similar tribunal.

“Identified Contracts” shall have the meaning set forth in Section 1.5(a).

“Income Taxes” shall mean any Taxes imposed upon or measured by net income.

“Initial Contract Notice Date” shall have the meaning set forth in Section 1.5(b).

“Insurance Policies” shall mean all material, primary, excess and umbrella insurance policies, bond and other forms of material insurance owned or held by or on behalf, or providing insurance coverage to the Sellers and their operations, properties and assets; provided, that the term “Insurance Policies” shall not include policies of insurance that fund or relate to any Employee Benefit Plan.

“Intellectual Property Assets” shall mean, collectively, all rights in any of the following throughout the world, (A) patents and patent applications, including reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations thereof, all inventions disclosed therein and improvements thereto, and all rights therein provided by international treaties and conventions (collectively, “Patents”); (B) trademarks, service marks, trade names, corporate names, trade dress, logos, slogans, Internet domain names, and all other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, all common law rights thereto, registrations and applications for registration thereof throughout the world, all rights provided by international treaties and conventions, and all other rights associated therewith (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs (including but not limited to source code, object code, operating systems and specifications), manuals and other documentation and all copyright registrations and applications for registration (collectively, “Copyrights”); (D) trade secrets, know-how, and other confidential or proprietary technical, business and other information, including but not limited to production processes, techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof (collectively, “Trade Secrets”), (E) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (F) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; all rights to use, exploit, license and otherwise dispose of any of the foregoing; and all rights to sue and recover damages, costs and attorney’s fees for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing.

“IRS” shall mean the Internal Revenue Service of the United States Department of the Treasury.

“Law” shall mean any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, directive, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity of any jurisdiction.

“Lease” shall mean any lease or sublease pursuant to which any Seller leases or subleases from another party any real or personal property.

“Lease Designation Deadline” shall mean September 17, 2012, provided, however, that if the Bankruptcy Court denies the Sellers’ motion under section 365(d)(4)(B) to extend the date by which the Sellers must assume a lease of nonresidential real property, the Lease Designation Deadline shall be June 19, 2012.

“Lease Designation Notice” shall have the meaning set forth in Section 1.5(l)(ii).

“Leased Real Property” shall mean each parcel of real property leased by any Seller.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, opposition, challenge, charge or arbitration before any Governmental Entity.

“Licenses In” shall have the meaning set forth in Section 2.6(a).

“Licenses Out” shall have the meaning set forth in Section 2.6(a).

“Marks” shall have the meaning set forth in the definition of “Intellectual Property Assets.”

“Material Adverse Effect” shall mean any change, event, occurrence or state of facts that has resulted or would reasonably be expected to result in a material adverse effect on the Acquired Assets or Assumed Liabilities, taken as a whole, provided, however, that any event or occurrence that would otherwise constitute a Material Adverse Effect as a consequence of (i) the filing of the Chapter 11 Case petitions and related filings effected by the Sellers; (ii) the hiring of any of the Employees by Buyer or an Affiliate of Buyer, (iii) general economic, legal, regulatory or political conditions in the United States of America (provided that the impact on the Sellers and their Subsidiaries is not materially disproportionate to the impact of similar entities), (iv) conditions generally affecting the industries in which the Sellers and their Subsidiaries operate (provided that the impact on the Sellers and their Subsidiaries is not materially disproportionate to the impact of similar entities), (v) the commencement or escalation of war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) changes in the securities markets generally, (vii) changes in law or generally accepted accounting principles, or any interpretation thereof, or (viii) the performance of the Sellers’ facilities management business, shall not be a Material Adverse Effect notwithstanding anything set forth herein to the contrary.

“Maximum Tail Policies Cost” shall mean the amount set forth in the “Maximum Tail Policies Cost Schedule” delivered by Buyer to Sellers simultaneously with the execution of this Agreement.

“Multiemployer Plan” shall mean any Employee Benefit Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Necessary Consents” shall have the meaning set forth in Section 1.5(h).

“New Buyer Employees” shall mean those Business Employees who become employees or Contingent Workers of Buyer or an Affiliate of Buyer.

“New York Courts” shall have the meaning set forth in Section 9.12.

“OIRR” shall have the meaning set forth in Section 4.4.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) during the year ended December 31, 2011.

“Other Seller” shall have the meaning set forth in the first paragraph to this Agreement.

“Party” shall mean any of Buyer and Sellers and “Parties” shall mean Buyer and Sellers.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property Assets.”

“Pension Plan” shall mean each Employee Benefit Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permits” shall mean all material permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under environmental laws and those relating to the occupancy or use of owned or leased real property).

“Permitted Liens” shall mean (a) liens for Taxes not yet due and payable, (b) statutory liens which secure payments not yet due that arise, and are customarily discharged, in the Ordinary Course of Business and (c) the encumbrances set forth on Schedule 8.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, business association, unincorporated organization, entity or Governmental Entity.

“Personal Data” shall mean any personally identifiable information.

“Post-Closing Tax Period” shall have the meaning set forth in Section 6.3(b).

“Potential Assigned Contracts” shall have the meaning set forth in Section 1.5(a).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 6.3(b).

“Pre-Funding Arrangement” shall have the meaning set forth in Section 1.5(b).

“Prepetition Credit Agreement” shall have the meaning set forth in Section 1.3.

“Prepetition Secured Obligations” shall have the meaning set forth in Section 1.3.

“Privacy Requirements” shall mean all applicable statutes and regulations in all relevant jurisdictions and Sellers’ publicly available privacy policy relating to the collection, storage, use and onward transfer of all personally identifiable information collected by the Sellers or by third parties having authorized access to the Sellers’ databases or other records.

“Procedures Order” shall mean the form of order, including the “Bid Procedures” annexed as Exhibit 1 thereto, (A) Approving Bidding Procedures and Bid Protections in Connection with the Sale of Substantially All of Debtors’ Assets, (B) Approving the Stalking Horse Asset Purchase Agreement, (C) Approving the Form and Manner of Notice, (D) Scheduling an Auction and a Sale Hearing and (E) Approving Procedures for Determining Cure Amounts, entered by the Bankruptcy Court on March 7, 2012.

“Products” means products and/or services and related documentation currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by Sellers or in the Business.

“Public Filings” means all filings made by Sellers since January 1, 2009 with the United States Securities and Exchange Commission that are publicly available on the website maintained by the United States Securities and Exchange Commission at www.sec.gov.

“Purchase Price” shall have the meaning set forth in Section 1.3.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable, but shall not require the expenditure of funds, price concessions or other adverse modifications to then-existing terms, conditions or provisions of contracts or other arrangements.

“Released Employee” shall have the meaning set forth in Section 1.4(b)(vi).

“Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before, on or after the Closing) of any Seller or any of its Subsidiaries that are not Assumed Liabilities. Retained Liabilities shall include without limitation all liabilities and obligations of a Seller or any of its Subsidiaries:

(l) relating to any Excluded Asset;

(m) for costs and expenses incurred in connection with this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby;

(n) under this Agreement or any of the Ancillary Agreements;

(o) for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements (except as provided by Section 6.3(b));

(p) for any Taxes of any Seller, a Subsidiary of a Seller or any other Person (except as provided by Section 6.3(b)), including, without limitation, deferred taxes, any liabilities for Income Tax and FICA or other employment related Taxes of employees of a Seller or a Subsidiary of a Seller which such Seller or Subsidiary is legally obligated to withhold, any liabilities of a Seller or a Subsidiary of a Seller for employer FICA, unemployment Taxes incurred or any other employment related Taxes, and any liabilities of a Seller or a Subsidiary of a Seller for sales, use or excise Taxes or customs and duties;

(q) under any Contracts, including all Employee Benefit Plans, Leases or licenses or sublicenses that are not Assigned Contracts; provided, that, for the avoidance of doubt, Retained Liabilities shall also include any liabilities and obligations under any Assigned Contract that accrue and are required to be performed prior to the Closing Date or that result from an action or failure to act of any Seller and provided further, that, “Retained Liabilities” shall also include, for U.S. Tax purposes, in the case of any service obligations that are uncompleted as of the date an Assigned Contract is assigned to Buyer, as applicable, all liabilities in excess of the cost incurred by Buyer to perform such uncompleted service obligations;

(r) arising out of any act, omission, event, conduct or condition existing or occurring prior to the Closing other than with respect to an Assigned Contract (except as set forth in clause (f) above);

(s) to pay any Employee Excluded Liabilities under Section 6.8 or with respect to any Employee Benefit Plan;

(t) to indemnify any Person by reason of the fact that such Person was a partner, equity holder, member, trustee, director, officer, employee, or agent of a Seller or a Subsidiary of a Seller or was serving at the request of a Seller or a Subsidiary of a Seller as a partner, equity holder, member, trustee, director, officer, employee, or agent of another Person (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(u) for injury to or death of persons or damage to or destruction of property, or violation of any Law occurring prior to the Closing (including any workers compensation claim);

(v) for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees, former employees or retirees of a Seller or a Subsidiary of a Seller in connection with their employment by a Seller or a Subsidiary of a Seller;

(w) for any liability or obligation for legal or accounting fees or any other expenses incurred by any Seller in connection with this Agreement or the consummation of the transactions contemplated herein, including any fees, expenses or other payments incurred or owed by any Seller to any agent, broker, investment banker or other firm or Person retained or employed by any Seller in connection with the transactions contemplated herein;

(x) all liabilities or obligations relating to or arising from any collective bargaining agreement (including any related multiemployer pension plan); and

(y) all liabilities in respect of any indebtedness.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, claims, charge or other lien (whether arising by contract or by operation of law).

“Seller Copyright” shall have the meaning set forth in Section 2.6(a).

“Seller Intellectual Property Assets” means all Intellectual Property Assets owned by any Seller or used or held for use in any Seller’s business. “Seller Intellectual Property Assets” includes, without limitation, Seller Patents, Seller Marks, and Seller Copyrights.

“Seller Mark” shall have the meaning set forth in Section 2.6(a).

“Seller Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Patent” shall have the meaning set forth in Section 2.6(a).

“Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

“Subsequent Contract” shall have the meaning set forth in Section 1.5(b).

“Subsidiary” of any Person shall mean any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or Controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or Controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists.

“Tail Insurance Policies” shall have the meaning set forth in Section 4.12.

“Tax Returns” shall mean any and all reports, returns, declarations, estimates, information returns, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Taxes” shall mean any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Termination Fee” shall have the meaning set forth in Section 4.11(a).

“Third Party Rights” shall have the meaning set forth in Section 2.6(b)(iii).

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property Assets.”

“Union” shall have the meaning set forth in Section 2.9(b).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

ARTICLE IX

MISCELLANEOUS

9.1 Publicity and Disclosures. Neither Buyer, on the one hand, nor Sellers, on the other hand, shall issue any press release or make any public disclosure, either written or oral, concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed, unless in the sole judgment of the disclosing party, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court or by the applicable rules of any national securities exchange or over-the-counter market on which Buyer or Seller lists securities; provided that the party intending to make such disclosure shall use its Reasonable Best Efforts to consult with the other party with respect to the text thereof. Communications to any regulatory authority or Governmental Entity having regulatory authority over any Party shall not be deemed a press release or public disclosure hereunder.

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.3 Entire Agreement. This Agreement including the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties. This Agreement supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof, including, without limitation the Original APA and the Amended and Restated APA. The confidentiality provisions of the Confidentiality Agreement shall terminate effective as of the Closing with respect to the Acquired Assets and the Assumed Liabilities.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that Buyer may assign some or all its rights, interests and/or obligations hereunder to one or more Affiliate or another assignee without the prior written approval of any other Party, but any such assignment shall not release Buyer from its obligations hereunder.

9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic signature.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to any Seller:	Copy to:

Grubb & Ellis Company 1551 North Tustin Avenue, Suite 300 Santa Ana, CA 92705 Fax: (866) 924-1897 Attn:	Zukerman Gore Brandeis & Crossman, LLP Eleven Times Square, 15th Floor New York, New York 10036 Fax: (212) 223-6433 Attn: Clifford A. Brandeis, Esq.

If to Buyer:	Copy to:

BGC Partners, Inc. 499 Park Avenue New York, New York 10022 Fax: (212) 829-4708 Attn: General Counsel	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Fax: (212) 355-3333 Attn: A.J. Weidhaas, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party or Parties notice in the manner herein set forth.

9.8 Governing Law. This Agreement shall be governed, including as to validity, interpretation and effect, by, and construed in accordance with, the internal Laws of the State of New York applicable to agreements made and fully performed within the State of New York and the applicable provisions of the Bankruptcy Code.

9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. Other than amendments to Schedules and the Disclosure Schedule that may be made by Buyer or Sellers pursuant to the provisions of this Agreement, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11 Expenses. Except as otherwise set forth in this Agreement and, as applicable, the Ancillary Agreements, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.12 Submission to Jurisdiction. To the fullest extent permitted by applicable Law, each party hereto (a) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby and thereby shall be brought only in (i) the Bankruptcy Court, if brought prior to the entry of a final decree closing the Chapter 11 Case, and (ii) in the federal courts in the Southern District of New York and the state courts of the State of New York, County of Manhattan (collectively, the “New York Courts”), if brought after entry of such final decree closing the Chapter 11 Case, and shall not be brought, in each case, in any other State or Federal court in the United States of America or any court in any other country, (b) agrees to submit to the exclusive jurisdiction of the Bankruptcy Court or the New York Courts, as applicable, pursuant to the preceding clauses (a)(i) and (ii), for purposes of all claims, actions or proceedings arising out of, or in connection with this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement, (c) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such claim, action or proceeding brought in such a court or any claim that any such claim, action or proceeding brought in such a court has been brought in an inconvenient forum, (d) agrees that mailing of process or other papers in connection with any such claim, action or proceeding in the manner provided in Section 9.7 hereto shall be valid and sufficient service thereof, and (e) agrees that a final judgment in any such claim, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.13 Survival of Representations. None of the representations and warranties made by the Parties herein or the documents or certificates contemplated hereby shall survive the Closing.

9.14 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference to “include,” “includes” or “including” shall be interpreted to be followed by the phrase “without limitation.”

(d) Any reference to $ shall be to U.S. dollars.

(e) Any reference to any ARTICLE, Section or paragraph shall be deemed to refer to an ARTICLE, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BGC PARTNERS, INC.

/s/ Michael Lehrman
Name: Michael Lehrman
Title: Executive Managing Director

[Signature Page to Second Amended and Restated Asset Purchase Agreement among BGC Partners, Inc., as Buyer, and Grubb & Ellis Company and the Subsidiaries of Grubb & Ellis Company that are signatories hereto, as Sellers]

GRUBB & ELLIS COMPANY

/s/ Thomas D’ Arcy
Name: Thomas D’ Arcy
Title: CEO

GRUBB & ELLIS EQUITY ADVISORS, LLC

By: Grubb & Ellis Company, Member

/s/ Thomas D’ Arcy
Name: Thomas D’ Arcy
Title: CEO

GRUBB & ELLIS HEALTHCARE REIT II ADVISOR, LLC

By: Grubb & Ellis Equity Advisors, LLC, Member
By: Grubb & Ellis Company, Member

/s/ Thomas D’ Arcy
Name: Thomas D’ Arcy
Title: CEO

GRUBB & ELLIS APARTMENT REIT ADVISOR, LLC

By: Grubb & Ellis Equity Advisors, LLC, Member
By: Grubb & Ellis Company, Member

/s/ Thomas D’ Arcy
Name: Thomas D’ Arcy
Title: CEO

GRUBB & ELLIS MANAGEMENT SERVICES, INC.

/s/ Matthew Engel
Name: Matthew Engel
Title: Secretary

GRUBB & ELLIS NEW YORK, INC.

/s/ Matthew Engel
Name: Matthew Engel
Title: Secretary

[Signature Page to Second Amended and Restated Asset Purchase Agreement among BGC Partners, Inc., as Buyer, and Grubb & Ellis Company and the Subsidiaries of Grubb & Ellis Company that are signatories hereto, as Sellers]

GRUBB & ELLIS AFFILIATES, INC.

/s/ Matthew Engel
Name: Matthew Engel
Title: Secretary

GRUBB & ELLIS OF ARIZONA, INC.

/s/ Matthew Engel
Name: Matthew Engel
Title: Secretary

GRUBB & ELLIS OF MICHIGAN, INC.

/s/ Matthew Engel
Name: Matthew Engel
Title: Secretary

GRUBB & ELLIS OF NEVADA, INC.

/s/ Matthew Engel
Name: Matthew Engel
Title: Secretary

LAS VEGAS COMMERCIAL BROKERAGE, LLC

By: Grubb & Ellis of New York, Inc., Member

/s/ Matthew Engel
Name: Matthew Engel
Title: Secretary

GRUBB & ELLIS CONSULTING SERVICES COMPANY

/s/ Matthew Engel
Name: Matthew Engel
Title: Secretary

GRUBB & ELLIS MANAGEMENT SERVICES OF MICHIGAN, INC.

/s/ Matthew Engel
Name: Matthew Engel
Title: Secretary

[Signature Page to Second Amended and Restated Asset Purchase Agreement among BGC Partners, Inc., as Buyer, and Grubb & Ellis Company and the Subsidiaries of Grubb & Ellis Company that are signatories hereto, as Sellers]

GRUBB & ELLIS CAPITAL CORPORATION

/s/ Michael Rispoli
Name: Michael Rispoli
Title: Chief Financial Officer

GBE ALESCO CORP.

/s/ Michael Rispoli
Name: Michael Rispoli
Title: Chief Financial Officer

GRUBB & ELLIS SECURITIES, INC.

/s/ Michael Rispoli
Name: Michael Rispoli
Title: Chief Financial Officer

GRUBB & ELLIS LANDAUER VALUATION ADVISORY SERVICES, LLC

/s/ Michael Rispoli
Name: Michael Rispoli
Title: Chief Financial Officer

[Signature Page to Second Amended and Restated Asset Purchase Agreement among BGC Partners, Inc., as Buyer, and Grubb & Ellis Company and the Subsidiaries of Grubb & Ellis Company that are signatories hereto, as Sellers]